UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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WINDSTREAM CORPORATION

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WINDSTREAM CORPORATION

4001 Rodney Parham Road

Little Rock, Arkansas 72212

Telephone: (501) 748-7000

www.windstream.com

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

To be Held May 9, 2012

To the Stockholders of Windstream Corporation:

Notice Is Hereby Given That the 2012 Annual Meeting of Stockholders of Windstream Corporation (“Windstream”) will be held at the Capital Hotel, 111 West Markham, Little Rock, Arkansas 72201, on Wednesday, May 9, 2012 at 11:00 a.m. (local time), for the following purposes:

1.	To elect nine directors to serve until the 2013 Annual Meeting of Stockholders or until their successors are duly elected and qualified or until their earlier removal, resignation or death;

2.	To approve Windstream’s Performance Incentive Compensation Plan;

3.	To vote on an advisory (non-binding) resolution on executive compensation;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as Windstream’s independent registered public accountant for 2012;

5.	To vote on two stockholder proposals; and

6.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only holders of Common Stock of record at the close of business on March 15, 2012 are entitled to notice of and to vote at the meeting or at any adjournment or postponement thereof.

Beginning on March 27, 2012, we began mailing our stockholders a notice containing instructions on how to access our 2011 Annual Report, Proxy Statement and Annual Report on Form 10-K and to vote online. The notice also included instructions on how to receive those Annual Meeting materials by mail. If you received those Annual Meeting materials by mail, the proxy card from the Board of Directors was enclosed with this notice and those materials.

By Order of the Board of Directors,

John P. Fletcher
Secretary

Little Rock, Arkansas

March 27, 2012

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE VOTE AS SOON AS POSSIBLE TO RECORD YOUR VOTE PROMPTLY. PRIOR TO THE MEETING YOU MAY VOTE ON THE INTERNET, BY TELEPHONE OR BY MAIL.

Important notice regarding the availability of proxy materials for the 2012 Annual Meeting of Stockholders to be held on May 9, 2012. Windstream’s Proxy Statement and Annual Report to security holders for the fiscal year ended December 31, 2011 are also available at www.windstream.com.

WINDSTREAM CORPORATION

4001 Rodney Parham Road

Little Rock, Arkansas 72212

Telephone: (501) 748-7000

www.windstream.com

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Windstream Corporation (“Windstream”) to be used at its 2012 Annual Meeting of Stockholders. The meeting will be held at the Capital Hotel, 111 West Markham, Little Rock, Arkansas 72201 on Wednesday, May 9, 2012 at 11:00 a.m. (local time).

INTERNET AVAILABILITY OF PROXY MATERIALS

Under U.S. Securities and Exchange Commission (SEC) rules, we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. Beginning March 27, 2012, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a notice containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The notice also instructs you on how to vote through the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the notice. If you have previously elected to receive our proxy materials electronically or in paper, you will continue to receive these materials via e-mail in accordance with your election unless you elect otherwise.

VOTING INFORMATION

Shares represented by properly executed proxies will be voted at the annual meeting of stockholders (“the Annual Meeting”). If a choice is specified by a stockholder, the proxy will be voted in accordance with that choice. If no choice is specified by a stockholder, the proxy will be voted in accordance with the recommendations of the Windstream Board of Directors.

Any stockholder executing a proxy retains the right to revoke it at any time prior to exercise at the Annual Meeting. A proxy may be revoked by delivery of written notice of revocation to the Secretary of Windstream, by execution and delivery of a later proxy or by voting the shares in person at the Annual Meeting. If not revoked, all shares represented by properly executed proxies will be voted as specified therein.

The close of business on March 15, 2012 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. On the record date, there were outstanding and entitled to vote 588,276,395 shares of Common Stock. This proxy statement is being made available to stockholders beginning on March 27, 2012.

Required Vote. On all matters to be acted upon at the meeting, each share of Common Stock is entitled to one vote per share. Windstream’s Bylaws require that, in an uncontested election, each director be elected by the affirmative vote of a majority of the votes cast at the meeting, either in person or by proxy (in other words, the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that director nominee). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), a plurality standard would apply to election of directors, and under a plurality standard the nominees for election of directors who receive the greatest number of votes cast for the election of directors at the meeting by the shares represented in person or by proxy and entitled to vote would be elected directors. The 2012 election has been determined to be an uncontested election, and the majority vote standard will apply.

If a nominee who is serving as a director is not elected at the Annual Meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws, each director annually submits an advance, contingent, irrevocable resignation that the Board may accept if the director fails to be elected through a majority vote. In that situation, the Governance Committee of the Board of Directors would consider the tendered resignation of any nominee who failed to receive a majority vote and make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board will act on the Governance Committee’s recommendation to it within 90 days from the date the election results are certified and then publicly disclose its decision and the rationale behind it. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the annual meeting, Delaware law provides that the nominee does not serve on the Board as a “holdover director.” In 2012, all director nominees are currently serving on the Board.

All other matters to be submitted to a vote by the stockholders at the Annual Meeting must be approved by the affirmative vote of the majority of the shares present in person or by proxy and entitled to vote on the matter.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountant for 2012 (Proposal No. 4) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 4.

The election of directors (Proposal No. 1), the approval of Windstream’s Performance Incentive Compensation Plan, the advisory vote on executive compensation (Proposals No. 2 and 3) and the shareholder proposals (Proposals No. 5 and 6) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals No. 1, No. 2, No. 3, No. 5 and No. 6.

Effect of Broker Non-Votes and Abstentions. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Broker non-votes and abstentions will have no effect on the outcome of the election of directors because they will not be considered votes cast. In the case of each proposal other than election of directors, broker non-votes will have no effect on the outcome of each vote, but abstentions will have the same effect as a vote “AGAINST” each item. In order to minimize the number of broker non-votes, Windstream encourages you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the notice of internet availability of proxy materials.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The number of directors that serve on the Windstream Board of Directors is currently set at nine and may be fixed from time to time in the manner provided in Windstream’s Bylaws. The nine current members of the Board of Directors will stand for election as directors at the 2012 Annual Meeting of Stockholders, and the size of the Board is expected to be fixed at nine at such time. Directors are elected to serve until the 2013 Annual Meeting of Stockholders or until their successors are duly elected and qualified or until their earlier removal, resignation or death. The slate of nine nominees set forth below has been chosen by the Board upon the recommendation of the Governance Committee.

Unless otherwise directed, the persons named in the form of proxy for the Annual Meeting will vote that proxy for the election of the nine persons named below. In case any nominee is unable to serve (which is not anticipated), the persons named in the proxy may vote for another nominee of their choice. For each nominee, there follows a brief listing of principal occupations for at least the past five years, other major affiliations, Windstream Board Committees, age, and the year in which each such person was initially elected as a Windstream director. The following description of each director also outlines the specific experience, qualifications, attributes or skills that support the Board’s conclusion that the nominee should serve as a director.

Carol B. Armitage, age 54, has served as a director of Windstream since September 2007 and serves as Chair of the Governance Committee and is a member of the Audit Committee. Ms. Armitage has served as a telecommunications consultant since 1998. From 1995 to 1997 she served as Senior Vice President, Technology and Strategy at General Instrument. Prior to 1995 she held various management and engineering positions during sixteen years of service with Bell Laboratories and Network Systems (which later became Lucent). Since March 2010, Ms. Armitage has served as Chairman of the Board of SCALA, Inc., a provider of digital signage and advertising management solutions. From 2000 to February 2010, she served as Vice Chairman of SCALA. From 2003-2004, Ms. Armitage served as Chairman of the Board and was on the Audit Committee of YDI Wireless, a public company engaged in the development and provision of wireless fiber technologies.

Ms. Armitage’s qualifications for election to the Board include her extensive knowledge of technologies impacting the communications industry based on her deep industry experience and her educational training including an M.S. in electrical engineering from Princeton University. Her service on the boards of other companies has given her additional experience in strategic planning, financial reporting, and mergers and acquisitions.

Samuel E. Beall, III, age 61, has served as a director of Windstream since November 2006 and serves on the Compensation Committee and Governance Committee. Beginning in May 2012, Mr. Beall will serve as Chair of the Compensation Committee. Mr. Beall has served as Chairman of the Board and Chief Executive Officer of Ruby Tuesday, Inc. since May 1995 and also as President of Ruby Tuesday, Inc. since July 2004. Ruby Tuesday, Inc. is a New York Stock Exchange listed company that owns and operates casual dining restaurants under the Ruby Tuesday brand.

Mr. Beall’s qualifications for election to the Board include his ability to provide the perspective of an active chief executive officer of a public company, which gives him unique insights into Windstream’s challenges and opportunities. As a current chief executive officer of a public company and a director of several private businesses, he has insight on managing complex business operations, overseeing business risk, designing compensation programs that motivate people, and developing national advertising campaigns.

Dennis E. Foster, age 71, has served as Chairman of the Board of Windstream since February 2010. From July 2006 to February 2010, he served as Lead Director, and Mr. Foster continues to perform the role of Lead Director in his role as Chairman. Mr. Foster serves on the Compensation Committee. Mr. Foster is a principal in Foster Thoroughbred Investments (thoroughbred racing, breeding and training operations) in Lexington, Kentucky, which he joined in June 1995. Mr. Foster served as a director of Alltel Corporation from 1998 through 2006. Prior to his retirement in 2000, Mr. Foster held a number of leadership positions in the telecommunications industry, including President and Chief Executive Officer of 360° Communications and Senior Vice President of the Local Telecommunications Division of Sprint Corporation, and he has over 40 years of experience in the telecommunications industry.

Mr. Foster’s qualifications for election to the Board include his ability to provide the insight and perspectives of a successful and long-serving senior executive in the telecommunications industry. Having formerly served as president and chief executive officer of a telecommunications company, he has insight on managing people, overseeing business risk and understanding financial statements. As a result of currently serving as chairman of Windstream and his prior service as a director of other public companies (which directorships include past service as chairman of Windstream’s governance committee and current service as a member of its compensation committee, and past service as chairman of the compensation committee and audit committee of other public companies), Mr. Foster also has particular experience with corporate governance issues, as well as the capital markets, the challenges of financing in the current economy, and the merger and acquisitions environment.

Francis X. (“Skip”) Frantz, age 58, has served as a director of Windstream since 2006 and served as Chairman of the Board of Windstream from its formation in July 2006 until February 2010 when, to enhance Windstream’s corporate governance profile, Mr. Frantz and the Board determined to select a Chairman who is “independent”, as defined by applicable stock exchange rules (because of compensation arrangements implemented in connection with the 2006 spin-off of Windstream from Alltel Corporation, Mr. Frantz is not “independent” and, as currently defined, would not qualify as “independent” until August 2012). Mr. Frantz has served as Chairman of Central Bank (a community bank) in Little Rock, Arkansas, since February 2007 and as non-executive Chairman of Swyft Technology, LLC, fka XSell, LLC (a software-as-a-service technology provider) in Jacksonville, Florida, since February 2010. Prior to January 2006, Mr. Frantz was Executive Vice President-External Affairs, General Counsel and Secretary of Alltel Corporation. Mr. Frantz joined Alltel in 1990 as Senior Vice President and General Counsel and was appointed Secretary in January 1992 and Executive Vice President in July 1998. While with Alltel, he was responsible for Alltel’s mergers and acquisitions negotiations, wholesale services group, federal and state government and external affairs, corporate communications, administrative services, and corporate governance, in addition to serving as Alltel’s chief legal officer. Mr. Frantz served as the 2006 and 2007 Chairman of the Board and of the Executive Committee of the United States Telecom Association. Until Mr. Frantz qualifies as “independent” in August 2012, he is disqualified, under applicable stock exchange rules, from serving on the Audit, Compensation, or Governance Committees.

Mr. Frantz’s qualifications for election to the Board include his ability to provide insight and perspective on a wide range of issues facing business enterprises based on his long tenure as a senior executive in the telecommunications industry. Mr. Frantz’s over 15-year career as a senior telecom executive in various capacities provides him with a thorough understanding of all aspects of Windstream’s business, and his service as a director and Chairman of the United States Telecom Association provides Mr. Frantz with additional experience and insight in telecommunications policy and regulation. Through his current involvement with a financial services company and of an emerging technology company and his prior role as Chairman of Windstream and, before that, as a senior executive at Alltel Corporation, Mr. Frantz has extensive experience in corporate governance, mergers and acquisitions, risk management, government policy and regulation, and capital market transactions, in addition to the specific aspects of the telecom industry.

Jeffery R. Gardner, age 52, is President and Chief Executive Officer of Windstream. Mr. Gardner was appointed to his current position in December 2005, and he has served as a director of Windstream since its formation in 2006. He previously served as executive vice president and chief financial officer of Alltel Corp. He joined Alltel in 1998 when it merged with 360° Communications.

Mr. Gardner is a member of the Business Roundtable, an association of chief executive officers of leading U.S. companies. He also is Chairman of the United States Telecom Association. He serves on the board of directors of RF Micro Devices, Inc., Arkansas Children’s Hospital, Darlington School, and Loras College. He serves as chairman of the Arkansas Research Alliance and as chairman of the advisory board for the University of Arkansas for Medical Sciences (UAMS) Center for Distance Health. He also serves on the foundation board at UAMS. Mr. Gardner was named a national finalist for the Ernst & Young LLP Entrepreneur of the Year 2010® Award in telecommunications. Mr. Gardner earned a degree in finance from Purdue University and an MBA from William and Mary. He is a certified public accountant.

The Board believes it is important that Windstream’s Chief Executive Officer serve on the Board, as the position of Chief Executive Officer puts Mr. Gardner in a unique position to understand the challenges and issues facing Windstream. Mr. Gardner’s qualifications for election to the Board include the demonstrated leadership skills and experience that qualify him to serve as Chief Executive Officer of Windstream. Mr. Gardner has worked in the telecommunications industry for more than 25 years and is executing a focused strategy to transform Windstream and create value for shareholders. Windstream has completed nine acquisitions since its spin-off from Alltel Corp. in 2006, adding more than $4 billion in revenue and creating approximately $300 million in operating and capital synergies. Windstream completed four acquisitions in 2010 alone totaling $2.2 billion. In 2011, Windstream acquired PAETEC, a leading communications provider for $2.3 billion. Mr. Gardner’s service on the boards of another public company and several non-profit organizations also provides him with a broad perspective on the challenges and opportunities facing Windstream and the communities it serves.

Jeffrey T. Hinson, age 57, has served as a director of Windstream since its formation in 2006. Mr. Hinson serves as Chairman of the Audit Committee. Mr. Hinson has served as President of YouPlus Media, LLC, since June 2009. From July 2007 to July 2009, Mr. Hinson served as the President and Chief Executive Officer and a member of the board of directors of Border Media Partners, LLC. Mr. Hinson served as a financial consultant from January 1, 2006 to June 30, 2007. Mr. Hinson served as a consultant to Univision Communications Inc., a Spanish language media company in the United States from July 2005 to December 2005. Mr. Hinson served as Executive Vice President and Chief Financial Officer of Univision Communications from March 2004 to June 2005. He served as Senior Vice President and Chief Financial Officer of Univision Radio, the radio division of Univision Communications, from September 2003 to March 2004. From 1997 to 2003, Mr. Hinson served as Senior Vice President and Chief Financial Officer of Hispanic Broadcasting Corporation, which was acquired by Univision Communications in 2003 and became the radio division of Univision Communications. Mr. Hinson is a director and Chairman of the Audit Committee of LiveNation and a director and Chairman of the Audit Committee of TiVo, Inc.

Mr. Hinson’s qualifications for election to the Board include his extensive financial and accounting experience. Through his current service on the audit committees of three public companies and his prior service as a chief financial officer of two public companies, Mr. Hinson has deep experience in overseeing financial reporting processes, internal accounting and financial controls, independent auditor engagements, and the other functions of an audit committee of a public company. The Windstream Board has also determined that Mr. Hinson qualifies as an “audit committee financial expert,” as defined by the rules of the Securities and Exchange Commission (“SEC”). His service on the boards of other public companies in diverse industries also allows him to offer a broad perspective on the challenges and opportunities facing Windstream.

Judy K. Jones, age 68, has served as a director of Windstream since its formation in 2006. Ms. Jones serves as a member of the Audit Committee and the Governance Committee. She is currently a member of the board of directors of Lovelace Respiratory Research Institute (LRRI) and of the Mind Research Network, a wholly-owned non-for-profit subsidiary of LRRI. She held various senior administrative positions at the University of New Mexico from 1988 to 2006, including Vice President for Advancement, Associate Vice President for Strategic Initiatives (Health Sciences Center) and Chief of Staff to the President of the University. She also held senior administrative positions with New Mexico state government and is a former management consultant serving public sector clients for a major national accounting firm.

Ms. Jones’ qualifications for election to the Board include her expertise in financial accounting matters. Through her prior experience as a senior executive at a state university and in state government and on the boards of non-profit institutions, Ms. Jones has experience in reviewing and evaluating financial statements, financial budgets and forecasts, investment portfolios of public endowments, and other public finance matters. The Windstream Board has determined that Ms. Jones qualifies as an “audit committee financial expert,” as defined by the rules of the SEC. Her broad state government and higher education experience also allows her to offer insights and perspectives on government policy, structure and operations; public relations and marketing issues; the needs of higher education and government entities, which are an important customer segment for Windstream; and information technology and strategic planning.

William A. Montgomery, age 63, has served as a director of Windstream since its formation in 2006. Mr. Montgomery serves as Chairman of the Compensation Committee and is a member of the Governance Committee. Mr. Montgomery has been a private investor since 1999. From 1989 to 1999, Mr. Montgomery was Chief Executive Officer of SA-SO Company, a company engaged in the distribution of municipal and traffic control products based in Dallas, Texas. Prior to 1989, Mr. Montgomery worked as a registered representative in the financial services industry and has over 12 years of experience in the financial services industry, most recently serving with Morgan Stanley in the Private Client Services group from 1985 to 1989. Mr. Montgomery currently serves as a director of Hicks Acquisition Corp. II, Inc., whose equity securities are registered under the Securities Exchange Act of 1934. Hicks Acquisition Corp. II, Inc. does not have any operations and was formed for the purpose of effecting a merger or other business combination with one or more businesses. Mr. Montgomery previously served as a director with Hicks Acquisition Corp. I, Inc., from its inception in 2007 through the consummation of a business combination with Resolute Energy Corporation in 2009.

Mr. Montgomery’s qualifications for election to the Board include his wide range of financial and business experience. In his current role as Chair of the Compensation Committee of Windstream and through his professional career including his prior role as a chief executive officer of a private company, Mr. Montgomery has experience in strategic planning, risk management, compensation plans and policies, and capital market transactions. Mr. Montgomery’s service on the boards of non-profit organizations also provides him with a broad perspective on the challenges and opportunities facing Windstream and the communities it serves.

Alan L. Wells, age 52, has served as a director of Windstream since June 2010 and served as Chief Executive Officer of Iowa Telecommunication Services, Inc. (“Iowa Telecom”) from 2002 to 2010 and Chairman of the board of directors from 2004 to 2010. In 2011, Mr. Wells became a founding partner of Financial Advisory Partners, LLC, located in Johnston, Iowa, which makes private equity investments and provides financial advisory services to mid-sized companies in the Midwest. He joined Iowa Telecom in 1999 as President and Chief Operating Officer, and was appointed to the role of President and Chief Executive Officer in 2002. Prior to joining Iowa Telecom, Mr. Wells was Senior Vice President and Chief Financial Officer at MidAmerican Energy Holdings Company (MidAmerican), a Des Moines, Iowa-based electric and gas utility holding company, from 1997 until 1999. During the same period, Mr. Wells also served as President of MidAmerican’s non-regulated businesses. Mr. Wells held various executive and management positions with MidAmerican, its subsidiaries, and Iowa-Illinois Gas and Electric, one of its predecessors, from 1993 through 1999. Prior to that, Mr. Wells was with Deloitte Consulting (previously Deloitte & Touche Consulting) and previously held various positions with the Public Utility Commission of Texas and Illinois Power Company.

Mr. Wells’ qualifications for election to the Board include his wide range of operational and financial experiences in regulated industries and associated businesses. Through his prior experience as a senior executive in the telecommunications and other regulated industries, he has insight on managing complex regulated enterprises, developing strategic plans in changing regulatory environments, overseeing financial reporting processes, and executing large capital market transactions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE FOREGOING NOMINEES. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR EACH OF THE FOREGOING NOMINEES UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

BOARD AND BOARD COMMITTEE MATTERS

During 2011, there were eleven meetings of Windstream’s Board. All of the directors attended 75% or more of the meetings of the Windstream Board of Directors and Board Committees on which they served during the periods in which they served. Directors are expected to attend each annual meeting of stockholders. Each director attended the 2011 Annual Meeting of Stockholders.

The Windstream Board of Directors has affirmatively determined that all of the nominees for director, except Messrs. Francis X. Frantz, Jeffery R. Gardner and Alan L. Wells, have no material relationship with Windstream and are independent directors under NASDAQ listing standards. Each of the director nominees was elected at the 2011 Annual Meeting of Stockholders.

The Board has adopted categorical standards for use in determining whether any relationship between a director and Windstream is a material relationship that would impair the director’s independence. Specifically, the Board has determined that one or more relationships between a director and Windstream during the past three fiscal years will not constitute a material relationship that would interfere with the director’s exercise of independent judgment if each such relationship falls within one or more of the following categorical standards:

(1)	The director, or one or more members of the director’s immediate family, purchased services or products from Windstream in the ordinary course of business and on terms generally available to employees or customers;

(2)	The director, or one or more members of the director’s immediate family, was either a director of an entity or owned five percent or less of an entity, or both, that has a business relationship with Windstream, as long as the director or immediate family member was not an executive officer or employee of such entity;

(3)	The director or one or more members of the director’s immediate family was a director or trustee of an entity that had a charitable relationship with Windstream and that made payments to, or received payments from, Windstream in any fiscal year in an amount representing less than $100,000 for the year in question;

(4)	The director or a member of the director’s immediate family was a partner, controlling shareholder, executive officer or employee of an entity that made payments to, or received payments from, Windstream in any year in question that account for less than $200,000 or, if greater, five percent of the recipient’s consolidated gross revenues for the year in question.

Since the inception of Windstream, the positions of Chief Executive Officer and Chairman have been held by separate individuals. The Board of Directors believes this board leadership structure improves the ability of the Board of Directors to exercise its oversight role over management by having a director who is not an officer or member of management to serve in the role of Chairman. Mr. Gardner has served as Windstream’s CEO from 2006 to the present, and Mr. Frantz served as Chairman of Windstream from 2006 to 2010. In 2010, in order to enhance Windstream’s corporate governance profile, Mr. Frantz and the Board of Directors chose to select a Chairman who is “independent”, as defined by applicable stock exchange rules. Although Mr. Frantz has not been an officer or employee of Windstream for more than four years, he is not “independent” and, as currently defined, would not qualify as “independent” prior to August 2012 because of compensation arrangements implemented in connection with his departure from Alltel and the 2006 spin-off of Windstream from Alltel Corporation. Having an independent Chairman also simplifies Windstream’s corporate governance structure by allowing the Chairman to convene executive sessions with independent directors and dispensing with the need for a separate director to discharge the role of Lead Director.

The standing Committees of the Windstream Board of Directors are the Audit Committee, Compensation Committee and the Governance Committee. Each of the Audit, Compensation, and Governance Committees has a written charter and is comprised entirely of independent directors, as defined under NASDAQ listing standards. A brief description of the functions of the Audit, Compensation, and Governance Committees is set forth below.

The Windstream Corporate Governance Board Guidelines specify that the independent directors of the Board must meet at regularly scheduled executive sessions without management and that an independent director selected from time to time by the independent directors shall preside at executive sessions of independent directors. The Windstream Board of Directors has designated Mr. Foster, Chairman of the Board, to serve as the Lead Director to preside at the executive sessions until his successor is appointed. During 2011, the executive sessions of the independent directors specified in the Board Guidelines generally occurred at the end of each regular meeting of the Board.

The Audit Committee held four meetings during 2011. The Audit Committee assists the Windstream Board of Directors in overseeing Windstream’s consolidated financial statements and financial reporting process, disclosure controls and procedures and systems of internal accounting and financial controls, independent auditors’ engagement, performance, independence and qualifications, internal audit function, and legal and regulatory compliance and ethics programs as established by Windstream management and the Board of Directors. The Audit Committee has been established by the Windstream Board of Directors for the purpose of overseeing the accounting and financial reporting processes of Windstream and the audits of the consolidated financial statements of Windstream as contemplated by Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The members of the Audit Committee are Mr. Hinson and Mses. Armitage and Jones, and the Windstream Board of Directors has determined that each of Mr. Hinson and Ms. Jones is an “audit committee financial expert,” as defined by the rules of the SEC.

The Compensation Committee held three meetings during 2011. The Compensation Committee assists the Windstream Board of Directors in fulfilling its oversight responsibility related to the compensation programs, plans, and awards for Windstream’s directors and principal officers. For more information regarding the Compensation Committee, see “Management Compensation – Compensation Discussion and Analysis”.

The Governance Committee held two meetings during 2011. The Governance Committee included all independent directors of Windstream. Since February 2012, the Governance Committee has been comprised of Ms. Armitage, as Chair, and Ms. Jones and Mr. Montgomery. The Governance Committee oversees Windstream’s director nomination and screening process, succession planning for the Chief Executive Officer position, the annual self-evaluation of the Board and each Board Committee, compliance with Windstream’s related party transaction policy and stock ownership guidelines, and oversees spending on political activities by Windstream. On an annual basis, the Governance Committee reviews and assesses Windstream’s Corporate Governance Board Guidelines and recommends any proposed changes to the Board of Directors for approval.

The Governance Committee identifies individuals qualified to become members of the Windstream Board of Directors and recommends director nominees to the Board for each annual meeting of stockholders. The Governance Committee identifies candidates through various methods, including recommendation from directors, management, and stockholders. The Governance Committee has the sole authority to retain and terminate search firms to be used to identify director candidates and to approve the search firm’s fees and other retention terms. The Governance Committee periodically reviews with the Chairman and the Chief Executive Officer the appropriate skills and characteristics required of Board members in the context of the composition of the Board and an assessment of the needs of the Board from time to time. The Governance Committee considers applicable Board and Board committee independence requirements imposed by Windstream’s Corporate Governance Board Guidelines, NASDAQ listing standards, and applicable law. The Governance Committee also considers, on a case-by-case basis, the number of other boards and board committees on which a director candidate serves. The Governance Committee seeks candidates who evidence personal characteristics of high personal and professional integrity; intelligence and independent judgment; broad training and experience at the policy-making level in business; strong interpersonal and communication skills; demonstrated ability to solve problems and to build consensus among diverse viewpoints; a commitment to serve on the Board over a period of several years to develop knowledge about Windstream, its strategy, and its principal operations; a willingness to evaluate management performance objectively; and the absence of activities or interests that could conflict with the director’s responsibilities to Windstream. The Governance Committee does not have a formal policy on diversity with regard to consideration of director nominees, but the Governance Committee considers diversity in its selection of nominees and seeks to have a board that reflects a diverse range of views, backgrounds and experience.

The Governance Committee will consider director candidates recommended by stockholders. To qualify for such consideration, stockholder recommendations must be submitted to the Governance Committee in accordance with the substantive and procedural requirements set forth in Windstream’s Bylaws, as discussed below under the caption “Other Matters.” The Governance Committee does not have a specific policy regarding the consideration of stockholder recommendations for director candidates because the Committee intends to evaluate stockholder recommendations in the same manner as it evaluates director candidates recommended by other sources.

Management of Windstream has the primary responsibility for managing the risks facing Windstream, subject to the oversight of the Board of Directors. Each Committee of the Board assists the Board of Directors to discharge its risk oversight role by performing the subject matter responsibilities outlined above in the description of each Committee. The Board of Directors retains full oversight responsibility for all subject matters not assigned to Committees including risks presented by business strategy, competition, regulation, general industry trends including the disruptive impact of technological change, capital structure and allocation, and mergers and acquisitions. The Board of Directors supplements its ability to discharge its risk oversight role by receiving a report on the results of an annual risk assessment of Windstream that is prepared by the Internal Audit Department. This survey is used primarily to assist the Internal Audit Department to prepare the scope of its annual audit plan, subject to the review and approval of the Audit Committee. Internal Audit prepares the risk assessment by conducting risk assessment interviews and surveys with management across the Company to identify individual process and Company-wide risks. An annual report on the top risks to Windstream identified by this assessment process is presented to the Audit Committee and the full Board.

Windstream’s Corporate Governance Board Guidelines, its code of ethics policy entitled “Working With Integrity”, and the charters for the Audit, Compensation and Governance Committees are available on the Investor Relations page of the Windstream Corporation website at www.windstream.com/investors. Copies of each of these documents are also available to stockholders who submit a request to Windstream Corporation, ATTN: Investor Relations, 4001 Rodney Parham Road, Little Rock, AR 72212. Stockholders and other interested parties may contact the Chairman of the Board or the non-management directors of the Windstream Board of Directors by writing to Windstream Corporation, ATTN: Chairman of the Board or Non-Management Directors, c/o Corporate Secretary, 4001 Rodney Parham Road, Little Rock, AR 72212.

STOCK OWNERSHIP GUIDELINES

The Windstream Board of Directors has adopted minimum stock ownership guidelines for Windstream’s directors and executive officers. Directors who are not executive officers are expected to maintain beneficial ownership of shares of Windstream Common Stock valued at least five times the annual cash retainer paid to non-management directors. Executive officers are expected to maintain beneficial ownership of shares of Common Stock at the following levels: ten times base salary for the Chief Executive Officer; five times base salary for each of the Chief Financial Officer, Chief Operating Officer and General Counsel; and three times base salary for all other executive officers. Directors have a transition period of five years from their initial election, and executive officers have a transition period of three years from their initial election to meet the applicable ownership guidelines and, thereafter, one year to meet any increased ownership requirements resulting from changes in stock price, annual base fee, annual base salary, or applicable ownership levels occurring since the initial deadline. During the transition period and until the director or officer satisfies the specified ownership levels, the guidelines impose a retention ratio that provides that each officer and director is expected to retain at least 50% of the shares received, net of tax payment obligations, upon the vesting of restricted stock or the exercise of stock options. Directors and officers are also required to hold for at least six months all shares received, net of tax payment obligations, upon vesting of restricted stock or the exercise of stock options. For the purposes of the guidelines, unvested shares or units of restricted stock (including the performance-based restricted stock units granted beginning in 2011) are considered to be owned.

Based on the foregoing, the table below sets forth the number of shares of Common Stock that each named executive officer is expected to own by the 2012 Annual Meeting of Stockholders, which amounts were determined based on each person’s position with Windstream, the person’s base salary and the closing price of Windstream common stock, in each case as of the date of Windstream’s 2011 Annual Meeting of Stockholders, and the number of shares deemed owned under the guidelines:

Named Executive Officers	Guideline Share Amount	Shares Owned (1)
Jeffery R. Gardner	749,622	1,991,632
Anthony W. Thomas	197,142	329,622
Brent Whittington	232,602	509,971
John P. Fletcher	179,652	428,683
Cynthia B. Nash	102,857	305,173

(1)    This amount differs from the amount reported in the “Security Ownership of Directors and Executive Officers” table because unvested performance-based RSUs are deemed to be owned under the guidelines but not for purposes of the SEC rules that drive the disclosure in the “Security Ownership of Directors and Executive Officers” table.

Based on current ownership amounts, Windstream expects that each of its executive officers will be in compliance with the stock ownership guidelines at the time of the 2012 Annual Meeting of Stockholders. Following the 2012 Annual Meeting of Stockholders, the executive officers will have until 2013 Annual Meeting of Stockholders to meet increased share guidelines resulting from changes in stock price, annual base salary or ownership levels since the 2012 Annual Meeting of Stockholders.

The table below sets forth the number of shares of Common Stock that each non-management director is expected to own and the number of shares deemed owned under the guidelines. Based on current ownership amounts, Windstream expects that each non-management director will be in compliance with the stock ownership guidelines at the time of the 2012 Annual Meeting of Stockholders.

Non-Management Director	Guideline Share Amount	Shares Owned
Carol B. Armitage	21,216(1)	38,770
Samuel E. Beall, III	22,693(1)	57,433
Dennis E. Foster	22,693(1)	216,232
Francis X. Frantz	22,693(1)	647,624
Jeffrey T. Hinson	22,693(1)	44,218
Judy K. Jones	22,693(1)	41,974
William A. Montgomery	22,693(1)	58,628
Alan L. Wells	28,116(2)	232,219

(1)    Guideline to be met by 2012 Annual Meeting.

(2)    Guideline to be met by 2015 Annual Meeting.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is certain information, as of March 1, 2012, as to shares of Windstream Common Stock beneficially owned by each director, by each named executive officer who was serving as an executive officer at the end of 2011, and by all directors and executive officers of Windstream as a group. Except as otherwise indicated by footnote, the nature of the beneficial ownership is sole voting and investment power, and no shares are pledged as security:

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owners	Shares Beneficially Owned (1)	Unvested Restricted Shares (2)	Total Shares Beneficially Owned (3)	Percent of Class (if 1% or more)
Non-Management Directors
Carol B. Armitage	32,340	6,430	38,770	*
Samuel E. Beall, III	51,003	6,430	57,433	*
Dennis E. Foster	209,802(4)	6,430	216,232	*
Francis X. Frantz	641,194	6,430	647,624	*
Jeffrey T. Hinson	37,788	6,430	44,218	*
Judy K. Jones	35,544	6,430	41,974	*
William A. Montgomery	52,198	6,430	58,628	*
Alan L. Wells	225,789	6,430	232,219	*

Named Executive Officers
Jeffery R. Gardner	1,211,455	268,364	1,479,819	*
Anthony W. Thomas	119,305	128,172	247,477	*
Brent Whittington	244,430	155,826	400,256	*
John P. Fletcher	213,512	133,026	346,538	*
Cynthia B. Nash	190,901	76,014	266,915	*

All Directors and Executive Officers as a Group	3,568,399	1,008,298	4,576,697	*

* indicates less than 1 percent

(1)    Excludes unvested restricted shares and includes shares of Common Stock owned directly and shares held in the person’s account under the Windstream 401(k) Plan, which are as follows: Gardner 77,730, Thomas 326, Whittington 2,250, Fletcher 15,454, and Nash -0-.

(2)    Unvested shares of restricted stock are deemed beneficially owned because grantees of unvested restricted stock under Windstream’s equity compensation plans hold the sole right to vote such shares. To date, Windstream has not granted stock options or other similar instruments that would provide the right to acquire beneficial ownership of Common Stock.

(3)    In 2011 and 2012, Windstream granted performance-based restricted stock units (PBRSUs) to its executive officers. Because unvested PBRSUs do not provide the recipients the right to vote or other elements of beneficial ownership as defined under SEC rules and will not vest within 60 days from March 1, 2012, all unvested outstanding PBRSUs are omitted from this table. For informational purposes, the following table shows the outstanding unvested PBRSUs granted to each named executive officer:

Named Executive Officers	Total Shares Beneficially Owned	Unvested Performance-Based Restricted Stock Units (PBRSUs)	Total Shares Beneficially Owned Including PBRSUs
Jeffery R. Gardner	1,479,819	511,813	1,991,632
Anthony W. Thomas	247,477	82,145	329,622
Brent Whittington	400,256	109,715	509,971
John P. Fletcher	346,538	82,145	428,683
Cynthia B. Nash	266,915	38,258	305,173

(4)    Includes 8,100 shares held by Mr. Foster’s spouse and by account for grandchildren for which Mr. Foster serves as custodian. These shares are deemed beneficially owned under SEC rules, but Mr. Foster disclaims beneficial ownership.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Set forth below is information, as of March 1, 2012, with respect to any person known to Windstream to be the beneficial owner of more than 5% of any class of Windstream’s voting securities, all of which are shares of Common Stock:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	Blackrock, Inc. 40 East 52nd Street New York, NY 10022	33,540,092(1)	5.75%
Common Stock	The Vanguard Group, Inc. 110 Vanguard Blvd. Malvern, PA 19355	31,801,374(2)	5.45%

(1)    Based upon information contained in Schedule 13G/A filed on February 8, 2012, Blackrock, Inc. has sole voting and investment control over these shares.

(2)    Based upon information contained in Schedule 13G filed on February 10, 2012, Vanguard, Inc., has sole voting power over 810,559 shares, sole dispositive power over 30,990,815 shares, and shared dispositive power over 810,559 shares.

COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

This report provides information concerning the Compensation Committee of Windstream Corporation’s Board of Directors. The Compensation Committee’s Charter is available on the Investor Relations page of Windstream Corporation’s website at www.windstream.com/investors. The Compensation Committee is comprised entirely of independent directors, as defined and required by NASDAQ listing standards.

The Compensation Committee has reviewed the disclosures under the caption “Compensation Discussion and Analysis” contained in Windstream Corporation’s Proxy Statement on Schedule 14A for the 2012 Annual Meeting of Stockholders and has discussed such disclosures with the management of Windstream Corporation. Based on such review and discussion, the Compensation Committee recommended to the Windstream Board of Directors that the “Compensation Discussion and Analysis” be included in Windstream Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and Windstream Corporation’s Proxy Statement on Schedule 14A for the 2012 Annual Meeting of Stockholders for filing with the Securities and Exchange Commission.

The Compensation Committee

William A. Montgomery, Chairman
Samuel E. Beall, III
Dennis E. Foster

AUDIT COMMITTEE REPORT

This report provides information concerning the Audit Committee of Windstream Corporation’s Board of Directors. The Audit Committee’s Charter is available on the Investor Relations page of Windstream Corporation’s website at www.windstream.com/investors. The Audit Committee is comprised entirely of independent directors, as defined and required by NASDAQ listing standards and comprised entirely of directors who are financially literate. Additionally, Mr. Hinson and Ms. Jones qualify as audit committee financial experts.

In connection with its function to oversee and monitor Windstream Corporation’s financial reporting process, the Audit Committee has reviewed and discussed with Windstream Corporation’s management the audited consolidated financial statements for the year ended December 31, 2011; discussed with PricewaterhouseCoopers LLP, Windstream Corporation’s independent registered public accountant, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to Windstream Corporation’s Board of Directors that the audited consolidated financial statements for the year ended December 31, 2011 be included in Windstream Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the Securities and Exchange Commission.

The Audit Committee

Jeffrey T. Hinson, Chairman
Carol B. Armitage
Judy K. Jones

MANAGEMENT COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Compensation Philosophy.    Windstream’s executive compensation program is designed to achieve the following objectives:

•	Provide a high correlation between pay and performance;
•	Align management’s interests with the long-term interests of Windstream’s stockholders; and
•	Provide competitive compensation and incentives to attract and retain key executives.

Our core program consists of base salary, annual cash incentives and long-term equity incentives.

The following is a summary of key considerations that stockholders should take into account when assessing our executive compensation program:

•

Our strategy has been and continues to be the transformation of our business into a next-generation communications company while creating value for shareholders. Since Windstream was formed in 2006, we have executed a focused strategy to transform our business from a rural, consumer-focused voice and broadband provider into a national provider of advanced communications and technology solutions to businesses. From our formation in 2006 through December 31, 2011, this strategy has resulted in total cumulative shareholder returns (assuming reinvestment of dividends) for Windstream common stock of approximately 63%, which exceeded the returns of both the S&P 500 and S&P Telecom Indexes for this period.

•

In order to create value for shareholders, our strategy is focused on maintaining and increasing our free cash flow, which in turn hinges on our ability to grow revenues while managing cash expenditures. We believe that Adjusted Operating Income Before Depreciation and Amortization (Adjusted OIBDA) is the performance metric best aligned with the goal of maintaining and increasing the cash flows of our business, and we have included Adjusted OIBDA as a key component of our short-term and long-term incentive plans since our formation in 2006.

•

2011 was an incredibly successful year for Windstream. Throughout the year, we integrated several key acquisitions made in 2010, which expanded our suite of business offerings. In December 2011, Windstream added another key business to our portfolio with the acquisition of PAETEC. We also made many success-based capital investments that we believe will enhance future growth, and we made significant improvements to our balance sheet and debt maturity profile. Our 2011 pro forma financial results reflect this transformation. For 2011, pro forma revenue was $6.2 billion, or a decline of just 0.03% on a year-over-year basis, and pro forma adjusted OIBDA increased by 1.2% on a year over year basis.

•

For 2011, our annual (short-term) incentive plan recognized these results with a payout of 140% of target levels and our performance-based equity awards were earned at target level. These payouts demonstrate our desired correlation between pay and performance. We also took actions to increase management’s alignment with the long-term interests of our shareholders by incorporating performance-based restricted stock units (PBRSUs) into our long-term incentive program and adding an opportunity for an enhanced level of payout of the PBRSUs based on achievement of a three-year revenue goal. These compensation design features, along with our robust stock ownership guidelines, including ten times base salary for the CEO, and clawback policy that allows Windstream to recover both incentive and non-incentive based compensation in certain situations, strengthen our executive compensation program without creating incentives for excessive risk taking.

Compensation Committee.    Windstream’s Compensation Committee is presently comprised of William A. Montgomery, Chair, Dennis E. Foster and Samuel E. Beall, III. To provide for rotation of the Committee

Chair role which has been held by Mr. Montgomery since 2007, Mr. Beall has been appointed to serve as Chair beginning in May 2012, and Mr. Montgomery will continue to serve on the Committee. The Windstream Board has determined that each member of the Compensation Committee is an independent director under NASDAQ listing standards, a “non-employee director” for purposes of Section 16 of the Securities Exchange Act of 1934, and an “outside director” as defined in Section 162(m) of the Internal Revenue Code.

The Compensation Committee assists the Board in fulfilling its oversight responsibility related to the compensation programs, plans, and awards for Windstream’s directors and principal officers. The Compensation Committee annually reviews and approves goals relevant to Mr. Gardner’s compensation and, based on an annual evaluation of these performance goals, determines and approves Mr. Gardner’s compensation. The Committee conducts this review using a survey of compensation data of comparable employers that is prepared by the Committee’s outside compensation consultant based on criteria specified by the Committee.

Independent Consultant

The Compensation Committee has the sole authority to retain and terminate any executive compensation consultant to be used in the evaluation of director, CEO or executive officer compensation and to approve the consultant’s fees and other retention terms. It is the policy of the Compensation Committee that the compensation consultant should perform no services for Windstream other than services as consultant to the Compensation Committee. During 2011, the Compensation Committee engaged Pearl Meyer & Partners, LLC (“PM&P”) to assist the Committee in the review and design of Windstream’s executive compensation program. PM&P reports directly to the Compensation Committee and performed no services to Windstream during 2011 other than in its role as compensation consultant to the Compensation Committee. During 2011, PM&P conducted a competitive review of the Company’s executive pay levels and executive pay program designs, with such data and information being used by the Committee, along with all other relevant information, to inform the Committee’s decisions regarding the executive compensation program.

Windstream Management

Windstream’s management assists the consultant in its survey of executive compensation by providing historical compensation information and by reviewing and commenting on preliminary drafts of the survey reports. At the first Compensation Committee meeting of each year (which is expected to be held in early February of each year), the Compensation Committee reviews and approves executive compensation for such year. Based on the compensation surveys and compensation principles previously specified by the Compensation Committee, Mr. Gardner and members of Windstream’s Human Resources department prepare recommendations for compensation levels for executive officers in consultation with the Compensation Committee’s consultant, except that no recommendation is made for Mr. Gardner’s compensation. The Compensation Committee then meets to review and determine Mr. Gardner’s compensation and reviews and recommends the compensation for all other executive officers. The Compensation Committee determines Mr. Gardner’s compensation, and recommends the compensation of all other executive officers, based on an evaluation of a number of factors, including historical compensation, individual performance, retention considerations, discussions with Windstream management including Mr. Gardner, compensation survey data, the strategic importance of each position, general economic conditions, and discussions with the compensation consultant. The Windstream Board approves or, in the case of Mr. Gardner’s compensation, ratifies the actions of the Compensation Committee.

Competitive Market Analysis

As part of the process of approving executive compensation levels and plan designs, the Compensation Committee regularly reviews and considers competitive market data. This competitive market analysis generally takes place in the fall of each year and is used as part of the decision-making process for the following year. During 2010, PM&P provided, and the Compensation Committee reviewed, competitive market data as part of its process for approving 2011 executive compensation levels and plan designs.

Given the limited number of direct industry peers with a similar business model and of comparable size, the competitive market analysis focuses on compensation survey data from reputable surveys that are size-adjusted using regression formulas. The 2010 market analysis used compensation surveys from Watson Wyatt, Mercer, and PM&P, and all data was size-adjusted to reflect annual revenues of $4 billion. In considering the survey data, the Committee did not review and is not aware of the specific companies that are included in any of the surveys reference above. However, in order to have some reference to specific industry competitors, the Committee requested and PM&P provided executive pay data from the proxy statements of CenturyLink and Frontier Communications. The Committee believes that the consideration of both size-adjusted survey data and proxy data from two direct industry competitors provides a sufficient market reference point for executive compensation levels.

In addition to compensation levels, the Committee often requests that PM&P provide competitive market data with respect to compensation plan designs and company performance. Because these elements are less impacted by company size, PM&P’s 2010 market analysis included plan design and company performance data from a broader group of companies which included CenturyLink, Frontier Communications, AT&T, Verizon Communications, Comcast, Sprint Nextel, DirecTV, Time Warner Cable, Cablevision Systems, Charter Communications, Clear Channel, and Scripps Networks. The Committee believes that the consideration of plan designs and performance levels among these companies provides an additional useful reference point for the plan designs and degree of pay and performance alignment at Windstream.

While consideration is given to the competitive market data, the Compensation Committee uses it primarily as a reference point and does not specifically target compensation to any market percentile. In addition to competitive market data, the Committee reviews and considers factors such as company performance, individual executive performance, the critical nature of the role to organizational success, internal pay equity among colleagues, and retention risks. Only after careful consideration of all relevant facts and circumstances does the Committee exercise judgment and make compensation decisions.

Elements of Compensation.    The compensation of Windstream’s executive officers consists of three principal components:

• Base salary;

• Short-term (annual) cash incentive payments; and

• Long-term incentives in the form of equity-based compensation.

The compensation program for all executive officers also includes the Windstream 2007 Deferred Compensation Plan, the Windstream 401(k) Plan, a change-in-control agreement, and limited perquisites. Windstream has also entered into an employment agreement with Mr. Gardner, and certain executive officers have benefits in the Windstream Pension Plan and the related Windstream Benefit Restoration Plan.

2011 Compensation Philosophy.    The Compensation Committee considers the total compensation of each executive officer as well as the allocation of compensation among base salary, short-term incentive compensation, and equity-based compensation for determining compensation levels. For 2011, the Compensation Committee approved increases in elements of total direct compensation for named executive officers after considering individual performance, Windstream’s performance, strategic importance of the role, retention risk, and current compensation compared to competitive market data.

Retention remains a key driver of the equity compensation program. Significant demands are imposed on the senior leadership team by the Company’s difficult financial and operational targets and high volume of strategic initiatives. The Company has achieved tremendous success in a consolidating industry with intense competition. After reviewing the unvested equity values and considering the significance of retaining his leadership, the Compensation Committee approved an additional retention grant of time-based restricted stock to

Mr. Gardner which has a three year cliff-vesting provision. The following table shows for each named executive officer the amount awarded for the 2011 annual equity grant for comparison purposes.

Named Executive Officer	2011 Annual Equity Grant $
Jeffery R. Gardner	3,599,993 (1)
Anthony W. Thomas	799,998
Brent Whittington	999,998
John P. Fletcher	799,998
Cynthia B. Nash	399,998

(1)    Does not include additional retention grant of $1,999,996 that was made in 2011 and not considered part of Mr. Gardner’s annual compensation.

The Compensation Committee believes that a substantial portion of executive compensation should be at risk through allocation of compensation to short-term cash incentives and long-term equity-based incentives. The following table illustrates the allocation for each named executive officer for 2011:

Named Executive Officer	Percentage of Annual Total Direct Compensation Allocated to Short-term Incentive and Performance- Based Equity Compensation (%)	Percentage of Annual Total Direct Compensation Allocated to Equity-Based Compensation (%)
Jeffery R. Gardner	83%	62%
Anthony W. Thomas	47%	48%
Brent Whittington	47%	47%
John P. Fletcher	47%	48%
Cynthia B. Nash	43%	42%

Total direct compensation for these purposes equals base salary, short-term cash incentive payment at target levels and the full up-front fair value of the annual equity-based awards determined in accordance with authoritative guidance on share-based compensation.

2012 Compensation.    The Compensation Committee has approved an executive compensation program for 2012 that is consistent with past practice subject to the following principal changes in program design. For 2012, the Compensation Committee has established the performance objective for its annual cash incentive plan based on achievement of Windstream’s adjusted operating income before depreciation and amortization excluding pension expense, restructuring charges, and restricted stock expense (“Adjusted OIBDA”) as well as achievement of Windstream’s strategic revenue. As in prior years, each performance metric is set at a level that is difficult but achievable and designed to drive industry leading results. The Compensation Committee continued grants of performance-based equity awards in the form of performance-based restricted stock units (“PBRSUs”), that vest at threshold and target levels based on achievement of Adjusted OIBDA, and the PBRSUs will accrue dividend equivalents to be paid if performance-based conditions are satisfied. The Compensation Committee increased the percentage of equity awards granted in the form of performance-based equity awards to 70% (up from 50% in 2011) for named executive officers other than Mr. Gardner and continued to grant all equity awards to Mr. Gardner in the form of performance-based equity awards. The PBRSUs provide for the issuance of additional shares above target level (which will not accrue dividends) for achievement of total shareholder return compared to the S&P500 over a three-year period, as well as reduced amounts if Adjusted OIBDA performance falls between threshold and target criteria.

Base Salary.    Base salary is designed primarily to provide competitive compensation that reflects the contributions and skill levels of each executive.

Short-Term Cash Incentive Payments.    Windstream maintains short-term cash incentive plans which are designed primarily to motivate executives to achieve Company-wide performance goals over annual or quarterly periods. Under these plans, the Compensation Committee sets different target payout amounts (as a percentage of base salary) for all executive officers in order to reflect such individual’s contributions to Windstream and the market level of compensation for such position. The Compensation Committee has adopted short-term incentive plans as part of its goal to make a substantial portion of total direct compensation at risk.

During 2011, the executive officers participated in a short-term cash incentive plan based Windstream’s achievement of Adjusted OIBDA, which is a non-GAAP financial measure and is one of the principal measures used by Windstream to communicate its financial performance in its quarterly earnings releases. Windstream provides the methodology for calculating non-GAAP measures in the Current Report on Form 8-K that accompanies its quarterly earnings releases. The Adjusted OIBDA measure excluded non-cash pension expense, equity compensation expense and restructuring expense, and it also excluded the results of operations of PAETEC which was acquired in December 2011 and was not included in the calculation of the performance goals. Windstream utilized Adjusted OIBDA as a performance metric for 2011 because it is a critical indicator of Windstream’s ability to generate sustainable cash flows over a long period of time.

Under the Windstream short-term incentive plan, executive officers were eligible to receive payments in proportion to Windstream’s achievement of the performance goal that was set at minimum (or threshold), target and maximum levels. The Compensation Committee sets each performance goal at levels that are difficult but achievable and designed to drive industry leading results. The executive officers were eligible to receive 50% to 200% of these target payout amounts if threshold or maximum levels, respectively, were achieved. No payout is made if performance is below the threshold level, and performance between threshold, target and maximum levels results in prorated payouts. During 2011, the target performance goal was Adjusted OIBDA of $2,023 million. Windstream’s actual performance for Adjusted OIBDA for 2011 was $2,048 million, which reflected an approximate 140% achievement against the target performance goal for Adjusted OIBDA. The following table shows the target and actual payouts under the short-term incentive plan for 2011:

Named Executive Officer	Target Payout Percentage	Actual Payout Percentage
Jeffery R. Gardner	125%	175%
Anthony W. Thomas	80%	112%
Brent Whittington	80%	112%
John P. Fletcher	80%	112%
Cynthia B. Nash	60%	84%

The Compensation Committee believes the payouts reflect the outstanding financial performance driven by Windstream’s management while delivering industry-leading financial and operating results, successfully integrating four key acquisitions made in 2010, and adding another key business to Windstream’s portfolio with the acquisition of PAETEC.

Equity-Incentive Awards.     Windstream maintains an equity-based compensation program for executive officers to provide long-term incentives, to better align the interests of executives with stockholders and to provide a retention incentive. The Compensation Committee has implemented its equity-compensation program as part of its goal to make a substantial portion of total direct compensation at risk. The Compensation Committee also prefers equity incentives over cash and has used it exclusively in lieu of cash as the method of providing long-term compensation incentives. Each officer receives a portion of his or her total direct annual compensation for a given year in the form of long-term equity-based incentive compensation.

The Compensation Committee began granting performance-based restricted stock units (PBRSUs) instead of performance-based restricted stock in 2011 in order to provide for greater administrative flexibility for the issuance of a variable number of shares of common stock based on a range of results between threshold and maximum performance goals. If performance is achieved between the threshold and target amounts, the number of shares vested will vary accordingly. Also, the Compensation Committee has designed the PBRSUs to issue an incremental number of shares equal to 50% of the target grant amount based on achievement of a long-term performance goal measured over the three-year vesting period of the PBRSUs and assuming that the threshold Adjusted OIBDA goal was met in each of the three fiscal performance periods covered by the vesting schedules. For the 2011 grant, this long-term overachievement goal was based on growth in total revenue, and for 2012 it was based on total shareholder return of Windstream common stock equaling the return of 50% or more of the companies in the S&P 500 Index.

All Windstream equity compensation awards have been issued as either time-based restricted stock, performance-based restricted stock or performance-based restricted stock units under the Windstream Amended and Restated 2006 Equity Incentive Plan (“Equity Plan”). In 2011, 50% of the equity compensation granted to the named executive officers (other than Mr. Gardner) was performance-based and 50% was time-based vesting. For Mr. Gardner, 100% of his 2011 annual equity compensation was performance-based. Mr. Gardner also received a one-time grant of time-based restricted stock but this grant was not considered part of his ongoing annual compensation. Windstream has not issued any stock options or other forms of equity compensation to its directors, executive officers or other employees. The Compensation Committee believes that restricted stock or performance-based restricted stock or unit awards are a preferred mechanism of equity compensation compared to stock options or other devices that derive value from future stock price appreciation due to the high-dividend, low-growth profile of Windstream. For 2011 and 2012, all performance-based equity awards were granted in the form of PBRSUs.

For all outstanding grants of time-based restricted stock, executive officers have the rights of a stockholder to vote the restricted stock and to receive any cash dividends paid with respect to the restricted shares during the vesting period. For all outstanding grants of performance-based equity compensation, the dividends are accrued and paid out only when and if the performance conditions are satisfied. In 2011, Windstream placed performance targets on 100% of the annual grants of equity compensation to Mr. Gardner and 50% for all other executive officers. For 2012, named executive officers other than Mr. Gardner received 70% of their total equity compensation in the form of performance-based equity compensation, and Mr. Gardner continued to receive 100% of his total equity compensation in the form of performance-based equity compensation.

The Windstream Board of Directors has delegated responsibility for administration of the Equity Plan, including the authority to approve awards, to the Compensation Committee. It is the Compensation Committee’s policy to review and approve all equity compensation awards to directors, executive officers and all other eligible employees at its first regularly scheduled meeting of each year, which is expected to occur each February. In determining the number of shares of restricted stock or performance-based restricted stock to award to any individual under the Equity Plan, the Compensation Committee divides the approved grant value for such individual by the closing stock price of Windstream Common Stock on the date that the Compensation Committee approves the award (rounded down to the nearest whole share). As a matter of policy, the Compensation Committee does not approve awards of equity compensation through the adoption of a unanimous written consent in lieu of a meeting. The following discussion addresses our annual equity compensation program during 2011.

During 2011, the Compensation Committee approved the following categories of annual equity compensation awards to executive officers:

•	Time-Based Vesting Awards — For each executive officer other than Mr. Gardner, fifty percent (50%) of each 2011 stock award vests ratably over three years.
•

Performance-Based Vesting Awards — Mr. Gardner received one hundred percent (100%), and each other executive officer received fifty percent (50%), of his or her stock annual grants in the form of performance-based restricted stock units. The units vests ratably over a three-year period with each year set as a separate performance period. The units vests only if the performance threshold is met and the executive is still employed on the date of vesting. For 2011, the performance criteria was set at 95% of the Adjusted OIBDA goal of $2,023 million, and this goal was achieved.

For the performance period from January 1 to December 31, 2012, the Compensation Committee has set the performance measure at 97% of the Adjusted OIBDA goal established by the Company for the internal forecast.

Retention is a key driver of the decision to grant time-based vesting restricted stock. In addition, performance-based equity awards are also granted to align executives with key long-term Company objectives and to preserve the deductibility of compensation related to awards under Section 162(m) of the Internal Revenue Code.

As discussed above, Windstream has adopted minimum share ownership guidelines that apply to Mr. Gardner and all other executive officers. The minimum share ownership guidelines are intended in part to ensure that executive officers retain a sufficient number of shares of Windstream Common Stock such that they continue to have a material financial interest in Windstream which is aligned with the shareholders. In addition, under Windstream’s insider trading compliance policy, directors and executive officers are prohibited from engaging in any transaction involving derivative securities intended to hedge the market risk in equity securities of Windstream other than purchases of long call options or the sale of short put options that are not closed prior to their exercise or expiration date. The policy also prohibits the purchase of shares on loan or margin and short sales.

Severance Benefits.    Except for Mr. Gardner, Windstream has no agreement or plan to provide severance benefits to executive officers other than benefits that are generally available to all employees under Windstream’s severance plan and benefits available under the change-in-control agreements discussed below. During 2009, the Compensation Committee approved an extension of the employment agreement with Mr. Gardner that includes a severance benefit of three times base salary (at the time of severance), or $2.973 million based on Mr. Gardner’s base salary during 2011. The employment agreement provides for no gross up of taxes for severance outside of a change-in-control situation. The employment agreement provides that Mr. Gardner’s base salary will be no less than $700,000 per year. If Mr. Gardner experiences a separation from service following a change of control, the severance benefits provided under the terms of the change-in-control agreements discussed below will govern, and no severance is available under the employment agreement in such circumstance. The Compensation Committee approved the foregoing severance benefit to Mr. Gardner to recognize the importance of his service and contributions to Windstream, to recognize that it would be difficult for him to find comparable employment during a short period of time following a separation, and to reflect market practice of providing similar severance benefits to the CEO position.

Retirement Plans.    Windstream maintains a defined benefit pension plan and a qualified 401(k) defined contribution plan for its executive officers and employees. Participation in the pension plan is frozen except for certain bargaining unit employees. No executive officer is eligible for continued accruals.

Windstream maintains a 401(k) plan which provides for potential matching employer contributions of up to 4% of a participant’s compensation. The Compensation Committee maintains the 401(k) plan in order to provide employees with an opportunity to save for retirement with pre-tax dollars. The 401(k) plan also allows Windstream to fund its contributions to this plan in a predictable, consistent manner.

Deferred Compensation Plans.    Windstream maintains the 2007 Deferred Compensation Plan to provide a non-qualified deferred compensation plan for its executive officers and other key employees. The Compensation Committee adopted this plan as part of its effort to provide a total compensation package that was competitive with the compensation arrangements of other companies. The plan also offers participants the ability to defer compensation above the IRS qualified plan limits.

Change-In-Control Agreements.    During 2006, the Compensation Committee approved change-in-control agreements for Mr. Gardner and each executive officer in order to provide some protection to those individuals from the risk and uncertainty associated with a potential change-in-control. The Compensation Committee also adopted the change-in-control agreements as part of its efforts to provide a total compensation package that was competitive with the compensation arrangements of other market participants. Prior to approving the change-in-control agreements in 2006, the Compensation Committee specifically engaged its compensation consultant at the time to review the payment multiples and other terms of the change-in-control agreements, to compare such provisions against prevailing market practices, and to provide recommendations on the final terms of the agreements. When it approved the change-in-control agreements, the Compensation Committee considered the total amount of compensation that Mr. Gardner and each other executive officer would receive in a hypothetical termination under all of the change-in-control benefits described below.

Based on the foregoing, the Compensation Committee approved the payment of change-in-control benefits to Mr. Gardner and the other executive officers on a “double-trigger” basis, which means that a change-in-control of Windstream must occur and the officer’s employment with Windstream must be terminated through either a resignation for “good reason” or a termination without “cause” (as those terms are defined in the change-in-control agreement). Upon a qualifying separation from service, the executive officers are eligible for a cash, lump sum payment based upon a multiple of base salary and target bonus of three times for Messrs. Gardner, Whittington, and Fletcher and two times for all other named executive officers.

In the event of a change-in-control, Windstream has also agreed to provide lump sum cash payments equal to the value of medical and dental benefits for a period of 36 months for Messrs. Gardner, Whittington, and Fletcher and 24 months for all other named executive officers. Windstream has also agreed to provide, at its expense, outplacement services from a recognized outplacement provider, except that Windstream’s cost for such services will not exceed $50,000 in the case of Messrs. Gardner, Whittington, and Fletcher and $25,000 in the case of any other named executive officer. Also, under the terms of Windstream’s agreements for its equity compensation awards of restricted stock or performance-based restricted stock or units, the unvested equity awards held by the executive officers will vest on a “double-trigger” basis that is substantially similar to the events that trigger the cash payments under the change-in-control agreements. For change-in-control agreements adopted prior to 2009, Windstream is obligated to reimburse each executive officer for excise taxes imposed on such individual pursuant to Section 4999 of the Internal Revenue Code as a result of the foregoing payments if the payments exceed 110% of the greatest amount payable to the executive without triggering excise taxes. The change-in-control agreements were amended in 2008 to comply with the final regulations issued under Section 409A of the Internal Revenue Code and to clarify the scope of the non-compete provisions. In consideration of these changes, the term of the agreements was extended by one year to expire January 1, 2013. No changes have been made to the change-in-control agreements since 2008, except that change-in-control agreements entered into with executive officers since 2008 have not included a gross-up provision for excise taxes imposed by Section 4999. Ms. Nash’s change-in-control agreement does not include a gross-up provision.

Perquisites and Other Benefits.    Beginning in 2009, the reimbursement of country club and financial planning expenses was discontinued for all participants with no adjustment to compensation and no new perquisite programs.

Windstream permits limited personal use of Windstream’s corporate aircraft by Mr. Gardner and other named executive officers. Under Windstream’s policy, this use cannot interfere with other required business use of the aircraft. Mr. Gardner is allowed to utilize Windstream’s corporate aircraft for personal use pursuant to a time-sharing arrangement in which Mr. Gardner reimburses Windstream for the incremental cost of such use, which primarily includes costs for fuel, maintenance charges allocable to such use and contract-pilot charges and excludes depreciation of the aircraft, general maintenance, compensation of Windstream’s employee pilots, and other general charges related to ownership of the aircraft. Other executive officers are allowed to have family members and personal guests accompany them on a business trip on the aircraft, subject to seat availability and prior approval of Mr. Gardner. Any other personal use of the aircraft by the other executive officers is permitted only as approved in advance by Mr. Gardner. The Compensation Committee monitors the use by Mr. Gardner and all executive officers to ensure the amount of usage is reasonable. Windstream believes that personal use of aircraft for Mr. Gardner and other senior executives is a reasonable benefit in light of the significant demands that are imposed on their schedules as a result of their responsibilities to Windstream.

Clawback Policy.    The Board of Directors, upon the recommendation of the Compensation Committee, has adopted a clawback policy that requires executive officers to repay or forfeit covered compensation under the conditions set forth in the policy. See “Compensation of Named Executive Officers – Clawback Policy” for a description of the terms of the policy. The Board of Directors of Windstream, acting solely through its independent directors, is the administrator of the policy. The policy applies to covered compensation granted or awarded on or after January 1, 2010, including severance payments that may be issued after January 1, 2010 under Windstream’s existing change-in-control agreements. The Compensation Committee intends to modify the clawback policy to comply with the final regulations to be issued by the SEC pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Other Services Performed By Compensation Consultant.    The Compensation Committee has adopted a policy that the compensation consultant to the Compensation Committee should not perform any other services to Windstream, and PM&P performed no services to Windstream during 2011 other than in its role as compensation consultant to the Compensation Committee.

2012 Compensation.    The Compensation Committee has approved an executive compensation program for 2012 that is consistent with past practice subject to the following principal changes in program design. For 2012, the Compensation Committee established the performance objective for its annual cash incentive plan based on achievement of Windstream’s Adjusted OIBDA as well as achievement of Windstream’s strategic revenue. As in prior years, each performance metric is set at a level that is difficult but achievable and designed to drive industry leading results. The Compensation Committee continued grants of performance-based equity awards in the form of performance-based restricted stock units (“PBRSUs”) that vest at threshold and target levels based on achievement of Adjusted OIBDA. The PBRSUs will accrue dividend equivalents to be paid if performance-based conditions are satisfied. The Compensation Committee increased the percentage of equity awards granted in the form of performance-based equity awards to 70% (up from 50% in 2011) for named executive officers other than Mr. Gardner and continued to grant all equity awards to Mr. Gardner in the form of performance-based equity awards. The PBRSUs provide for the issuance of additional shares above target level (which will not accrue dividends) for achievement of total shareholder return compared to the S&P 500 over a three-year period, as well as reduced amounts if Adjusted OIBDA performance falls between threshold and target criteria.

Compensation of Directors

During 2011, Windstream non-employee directors received the following compensation: (1) an annual cash retainer of $60,000, (2) a cash fee of $2,000 for each Board and committee meeting attended, except that no fees were paid for periodic informational update meetings and Governance Committee meetings, and (3) an annual grant of $80,000 in restricted stock under the Equity Plan. The restricted shares granted to non-employee directors vest if the grantee continues to serve on the Board for the period beginning on the date of grant and ending on February 15 of the following year or earlier, if the grantee dies or becomes permanently disabled while serving on the Board or a change of control of Windstream occurs. In addition, in 2011, the chairs of the Audit and Compensation Committees received additional annual cash retainers of $20,000 and $15,000, respectively. The Board chairman received an additional annual cash retainer of $100,000 for his service as non-executive chairman. All non-employee directors have the option to elect to receive any cash retainer in the form of Windstream Common Stock. Beginning in 2012, the chair of the Governance Committee will receive an additional annual cash retainer of $15,000 and the cash fee of $2,000 will be paid for meetings of the Governance Committee.

Board members receive pro-rated amounts of the annual cash retainer and the annual restricted stock grant for the portion of the first year in which they are appointed or elected to serve as a Board member or Committee Chair.

The following table shows the compensation paid to the non-employee directors of the Windstream Board during 2011:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)		All Other Compensation ($) (2)	Total ($)
Carol B. Armitage	88,000		79,995	N/A		170	168,165
Samuel E. Beall, III	86,000		79,995	N/A		170	166,165
Dennis E. Foster	186,000	(3)	79,995	N/A		170	266,165
Francis X. Frantz	80,000		79,995	257,524	(4)	170	417,689
Jeffrey T. Hinson	108,000		79,995	N/A		170	188,165
Judy K. Jones	88,000		79,995	N/A		170	168,165
William A. Montgomery	101,000		79,995	N/A		170	181,165
Alan L. Wells	80,000		79,995	N/A		170	160,165

(1)    All stock award amounts in the table above reflect the aggregate fair value on the grant date based on the closing price per share of Windstream Common Stock on the date of grant of the restricted stock, computed in accordance with FASB ASC Topic 718.

(2)    Includes payments of $170.37 for travel insurance available for all directors.

(3)    Mr. Foster elected to receive $60,000 of the $186,000 in Windstream common stock instead of cash.

(4)    Amount reflects change in pension value for the Windstream Pension Plan and Benefit Restoration Plan.

Compensation of Named Executive Officers

The following table shows the compensation paid during all of 2011 by Windstream to Windstream’s President and Chief Executive Officer, Windstream’s Chief Financial Officer, and Windstream’s other three most highly compensated executive officers who were serving as executive officers on December 31, 2011.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (2) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Jeffery R. Gardner President and CEO	2011 2010 2009	991,000 991,000 991,000	-0- -0- -0-	6,536,104 3,517,827 3,407,571	1,738,246 2,242,347 920,002	389,362 472,454 395,899	132,747 106,108 112,918	9,787,459 7,329,736 5,827,390
Anthony W. Thomas CFO	2011 2010 2009	466,788 404,712 308,077	-0- -0- -0-	689,453 1,158,753 212,124	533,226 524,587 155,152	20,016 13,991 7,614	43,296 27,146 22,107	1,752,779 2,129,189 705,074
Brent Whittington COO	2011 2010 2009	612,981 593,269 519,231	-0- -0- -0-	1,078,301 1,640,334 770,406	690,387 868,881 357,418	10,508 7,344 7,180	81,834 76,654 54,265	2,474,011 3,186,482 1,708,500
John P. Fletcher EVP, General Counsel & Secretary	2011 2010 2009	470,288 436,298 412,500	-0- -0- -0-	816,113 1,376,457 520,357	533,226 637,180 268,063	-0- -0- -0-	54,129 30,808 38,280	1,873,756 2,480,743 1,239,200
Cynthia B. Nash Chief Information Officer(1)	2011 2010	345,962 317,308	-0- -0-	400,210 788,297	294,677 318,590	-0- -0-	26,987 16,363	1,067,835 1,440,558

(1)    Ms. Nash was not a named executive officer in 2009.

(2)    The amounts included in this column reflect the aggregate grant date fair value calculated in accordance with FASB ASCTopic 718. The fair value reflects the expected future cash flows of dividends and therefore dividends on unvested shares are not separately disclosed. The amounts in this column for each fiscal year exclude the effect of any estimated forfeitures of such awards. The assumptions used in the calculation of these amounts are included in our audited consolidated financial statements for fiscal year 2011, which are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

The information provided in the Stock Awards column does not reflect the manner in which the Compensation Committee viewed or determined the equity compensation values for the named executive officers. Specifically, under applicable SEC rules, the grant date fair values for the performance-based restricted stock or units is calculated based on the stock price when the target for each performance period is set. As a result, from the standpoint of allocating compensation to a particular fiscal period, there is a disparity between the value approved by the Compensation Committee and the amounts reported above.

(3)    In 2011, Mr. Gardner received an annual grant of $3.6 million in PBRSUs that vests ratably over three years and a $2 million grant of time-based restricted stock that vests 100% on February 15, 2014, subject in each case to continuous employment through the vesting date.

(4)    Amounts for 2011 for Messrs. Gardner, Thomas and Whittington reflect increase in pension value only.

(5)    “All Other Compensation” in 2011 includes (i) Company matching contributions under the Windstream 401(k) Plan for Messrs. Gardner, Thomas, Whittington, Fletcher and Ms. Nash in the amount of $9,800, (ii) Company matching contributions under the Windstream 2007 Deferred Compensation Plan for Messrs. Gardner, Thomas, Whittington, Fletcher and Ms. Nash in the amounts of $119,534, $29,808, $49,463, $34,472 and $16,759, respectively, (iii) the valuation of the individual’s personal use of Company plane based on the incremental cost to the Company of such usage, which primarily includes costs for fuel, maintenance charges allocable to such use, and contract-pilot charges and excludes depreciation of the aircraft, general maintenance, compensation of Windstream’s employee pilots and other general charges related to ownership of the aircraft, and (iv) imputed income for value over $50,000 of life insurance coverage provided by the Company.

Information On Plan-Based Awards

The following table shows information regarding grants of plan-based awards, including equity and non-equity incentive plans, made by Windstream during 2011 to the individuals named below. All equity grants made in 2011 were made pursuant to the Amended and Restated 2006 Equity Incentive Plan. All non-equity grants made in 2011 were made pursuant to the Company’s short-term cash incentive plans described above. The following table reflects the grant date fair value under applicable accounting rules allocable to the 2011 performance period for the tranches of the 2009, 2010 and 2011 performance-based equity awards that vested in 2012. As a result, from the standpoint of allocating compensation to a particular fiscal period, there is a disparity between the annual grant values approved by the Compensation Committee and the amounts reported below.

GRANTS OF PLAN-BASED AWARDS

Name	Grant/ Target Date	Estimated Future Payouts Under Non-Equity Incentive Plan Award			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#) (1)	Maximum (#)
Jeffery R. Gardner	2/8/11 2/8/11 2/8/11	619,375	1,238,750	2,477,500	45,558	91,116 254,594	136,674	151,860	(2)	1,047,799 3,488,309 1,999,996
Anthony W. Thomas	2/8/11 2/8/11 2/8/11	190,000	380,000	760,000	5,062	10,124 12,884	15,186	30,372	(3)	116,422 173,031 399,999
Brent Whittington	2/8/11 2/8/11 2/8/11	246,000	492,000	984,000	6,327	12,655 31,824	18,982	37,965	(3)	145,528 433,774 499,999
John P. Fletcher	2/8/11 2/8/11 2/8/11	190,000	380,000	760,000	5,062	10,124 22,025	15,186	30,372	(3)	116,422 299,692 399,999
Cynthia B. Nash	2/8/11 2/8/11 2/8/11	105,000	210,000	420,000	2,531	5,062 10,452	7,593	15,186	(3)	58,211 141,999 200,000

(1)    These amounts represent one-third (1/3) of the threshold and target amounts of an award of performance-based restricted stock units (or PBRSUs) granted to the named executive officer in 2009, 2010 and 2011 that vest ratably over a three-year period with each year set as a separate performance period. The Compensation Committee sets the threshold and target Adjusted OIBDA amount each year during the three-year vesting period. Pursuant to SEC rules and applicable accounting rules, because the Compensation Committee sets the annual performance targets at the start of each respective performance period, only the grant date fair value of the portion of the grant subject to a particular performance period is reported in this table, which results in a disparity between the annual grant values approved by the Compensation Committee and the amounts reported above.

(2)    Equity awards vest in full subject to continuous employment through February 15, 2014.

(3)    Equity awards vest ratably in one-third ( 1/3) annual increments subject to continuous employment through February 15, 2014.

(4)    Represents the grant date fair value calculated in accordance with applicable standards for financial statement reporting purposes in accordance with FASB ASC Topic 718.

For 2012, the Compensation Committee granted one-hundred percent (100%) performance-based restricted stock units for Mr. Gardner with a grant date value of $4.1 million and seventy percent (70%) performance-based restricted stock units and thirty percent (30%) time-based restricted stock for Messrs. Thomas, Whittington, Fletcher and Ms. Nash in the amounts of $1,100,000, $1,500,000, $1,100,000 and $500,000, respectively.

The following table shows information regarding outstanding awards under the Windstream equity incentive plans held by the individuals named below as of December 31, 2011. All awards represent grants of restricted stock under the Equity Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Stock Awards (1)
	Time-Based Vesting Restricted Stock		Performance-Based Vesting Restricted Stock
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Jeffery R. Gardner	151,860(10)	1,782,836	345,710(3)	4,058,635
			207,620(4)	2,437,459
			91,116(5)	1,069,702

	151,860	1,782,836	644,446	7,565,796
Anthony W. Thomas	23,008(6)	270,114	23,008(3)	270,114
	18,214(7)	213,832	18,214(4)	213,832
	10,124(8)	118,856	10,124(5)	118,856
	65,217(9)	765,648	-0-	-0-

	116,563	1,368,450	51,346	602,802
Brent Whittington	44,479(6)	522,183	44,479(3)	522,183
	27,218(7)	319,539	27,218(4)	319,539
	12,655(8)	148,570	12,655(5)	148,570
	65,217(9)	765,648	-0-	-0-

	149,569	1,755,940	84,352	990,292
John P. Fletcher	32,149(6)	377,429	32,149(3)	377,429
	20,641(7)	242,325	20,641(4)	242,325
	10,124(8)	118,856	10,124(5)	118,856
	65,217(9)	765,648	-0-	-0-

	128,131	1,504,258	62,914	783,610
Cynthia B. Nash	15,514(6)	182,134	15,514(3)	182,134
	10,239(7)	120,206	10,239(4)	120,206
	5,062(8)	59,428	5,062(5)	59,428
	43,478(9)	510,432	-0-	-0-

	74,293	872,200	30,815	361,768

(1)    Windstream named executive officers have no outstanding awards of stock options.

(2)    Market value calculated using the closing price of Windstream Common Stock on December 30, 2011, which was $11.74.

(3)    Performance-based shares vested ratably in annual one-third (1/3) increments over the three-year period ending February 15, 2012 if Windstream also achieves the performance objectives for such annual period, and those objectives were achieved.

(4)    Performance-based shares vest ratably in annual one-third (1/3) increments over the three-year period ending February 15, 2013 if Windstream also achieves the performance objectives for such annual period.

(5)    Performance-based shares vest ratably in annual one-third (1/3) increments over the three-year period ending February 15, 2014 if Windstream also achieves the performance objectives for such annual period.

(6)    Shares vested ratably in annual one-third (1/3) increments over the three-year period ending February 15, 2012.

(7)    Shares vest ratably in annual one-third (1/3) increments over the three-year period ending February 15, 2013.

(8)    Shares vest ratably in annual one-third (1/3) increments over the three-year period ending February 15, 2014.

(9)    Shares vest in full on August 15, 2013.

(10)    Shares vest in full on February 15, 2014.

The following table shows information regarding the exercise or vesting of equity-based awards of Windstream during 2011 by the individuals named below.

OPTION EXERCISES AND STOCK VESTED

Name	Stock Awards (1)
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Jeffery R. Gardner	363,685	4,815,189
Anthony W. Thomas	33,346	441,501
Brent Whittington	90,920	1,203,781
John P. Fletcher	62,230	823,925
Cynthia B. Nash	29,236	387,085

(1)    Windstream does not grant stock options and had no exercises for executive officers in 2011.

(2)    Shares vested on February 15, 2011 with a closing price of $13.24.

Pension Benefits

The following is a brief summary of the material terms of the retirement plans maintained by Windstream.

Windstream Pension Plan.    Windstream maintains the Windstream Pension Plan (“Pension Plan”), which is a tax-qualified defined benefit plan. The Pension Plan generally covers salaried and non-salaried employees of Windstream and those subsidiary companies that have adopted the Pension Plan. Accruals are frozen for non-bargaining employees. No named executive officers are eligible for continuing accruals under the Pension Plan as of the end of 2011.

The Pension Plan’s accrued benefit is payable in the form of a monthly life annuity following normal retirement at age 65 (or, if later, at five years of service or at the fifth anniversary of participation). The accrued benefit is also payable in a monthly life annuity following early retirement at or after age 55 with at least 20 years of service (with reduction in the life annuity of 0.25% for each month that commencement precedes age 60) or at or after age 60 with 15 years of service (with reduction in the life annuity of 0.25% for each month that commencement precedes age 65 for a participant whose benefit commences before age 62). As of the end of 2011, no named executive officers satisfied the foregoing age and service requirements to commence receipt of an early retirement benefit under the Pension Plan.

For deferred vested participants (i.e. those who terminate employment before early retirement), the accrued benefit is payable in a monthly life annuity beginning at normal retirement age. If a deferred vested participant has 15 years of service, the accrued benefit is also payable in a monthly life annuity beginning as early as age 60 (with reduction in the life annuity of 0.50% for each month commencement precedes age 65), and, if the deferred vested participant has at least 20 years of service, the accrued benefit is also payable in a monthly life annuity beginning as early as age 55 (with reduction in the life annuity of 0.50% for each month commencement precedes age 65).

For a participant eligible for normal retirement or early retirement, payment is also available in actuarial equivalent joint and surviving spouse annuities, which provide a reduced monthly amount for the participant’s life with the surviving spouse receiving 50%, 75% or 100%, as elected, of the reduced monthly amount, or in an actuarial equivalent 10-year certain-and life annuity, which provides a reduced monthly amount for the participant’s life and, if the participant dies within 10 years of benefit commencement, with payments to a designated beneficiary for the remainder of the 10-year certain period. For a married deferred vested participant, payment is also available in the form of an actuarial equivalent joint and 50% or 75% surviving spouse annuity, as elected. If a vested participant dies before benefit commencement, an annuity generally is payable to the participant’s surviving spouse in an amount based on the joint and 50% surviving spouse annuity that would have been payable to the participant beginning on the later of when the participant died or would have been eligible to commence a benefit.

Under the Pension Plan, post-January 1, 1988 through December 31, 2005 service (December 31, 2010 service for employees who had attained age 40 with two years of vesting service as of December 31, 2005) is credited at 1% of compensation, including salary, bonus and other non-equity incentive compensation, plus 0.4% of that part of the participant’s compensation in excess of the Social Security taxable wage base for such year. Service prior to 1988, if any, is credited on the basis of a percentage of the participant’s highest consecutive five-year average annual salary, equal to 1% for each year of service prior to 1982 and thereafter increasing by 0.05% each year until 1988, but only prospectively, i.e., with respect to service earned in such succeeding year. In addition, participants receive an additional credit of 0.25% for each pre- 1988 year of service after age 55, subject to a maximum of 10 years of credit, plus an amount equal to 0.4% of the amount by which the participant’s pre-1988 career average annual base salary (three highest years) exceeds his or her Social Security covered compensation, multiplied by his years of pre-1988 credited service.

Windstream Benefit Restoration Plan.    The Windstream Benefit Restoration Plan (“BRP”) contains an unfunded, unsecured pension benefit for a group of highly compensated employees whose benefits are reduced due to the IRS compensation limits for qualified plans. This plan was established by Alltel and assumed by Windstream at the spin-off. As with the Pension Plan, accruals are frozen for employees. No named executive officers continued to be eligible for accruals in the pension benefit of the BRP as of the end of 2011. The pension benefit under the BRP is calculated as the excess, if any, of (x) the participant’s Pension Plan benefit (on a single life-annuity basis payable commencing on the later of the participant’s retirement date or age 65) without regard to the IRS compensation limit ($245,000 for 2011) over (y) the participant’s regular Pension Plan benefit (on a single life-annuity basis payable commencing on the later of the participant’s retirement date or age 65 regardless of the actual form or timing of payment). If the participant has not attained age 65 on the date his benefit is scheduled to commence, the BRP benefit is reduced to the extent, as the Pension Plan benefit would have been reduced as in effect on December 31, 2011. For purposes of the preceding calculations, compensation has the same meaning provided in the foregoing description of the Pension Plan. The payment of a participant’s retirement benefit under the BRP shall commence as of the first day of the first month following the later of (i) his 60th birthday or (ii) the six-month anniversary of the participant’s separation from service. Benefits are paid over the life of the participant if the participant is alive when benefits commence or over the life of the spouse if the benefit is paid as a pre-retirement death benefit. The benefit will be paid in one lump sum payment if the actuarial present value is less than $30,000. To the extent permitted by the IRC Section 409A, the Benefits Committee comprised of the Chief Financial Officer, Chief Operating Officer, Executive Vice President-Chief Human Resources Officer and Vice President-Benefits, authorized by the Board of Directors to manage the operation and administration of all employee benefit plans, including non-qualified plans, may direct that the benefit be paid in an alternative form provided that it is the actuarial equivalent of the normal form of benefit so that the BRP benefit is paid in the same form as the Pension Plan benefit. None of the named executive officers were yet eligible to commence their benefit under the BRP as of the end of 2011.

The following table shows certain information regarding benefits under the Windstream Pension Plan and Benefit Restoration Plan as of December 31, 2011 for the individuals named below.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Jeffery R. Gardner	Pension Plan Benefit Restoration Plan	12.0 -	289,857 2,076,638	-0- -0-
Anthony W. Thomas	Pension Plan Benefit Restoration Plan	7.0 -	83,381 7,118	-0- -0-
Brent Whittington	Pension Plan Benefit Restoration Plan	3.5 -	41,616 5,893	-0- -0-
John P. Fletcher	Pension Plan Benefit Restoration Plan	- -	- -	- -
Cynthia B. Nash	Pension Plan Benefit Restoration Plan	- -	- -	- -

(1)    The plans recognize all prior years of service under the Alltel Corporation Pension Plan and the Alltel Corporation Benefit Restoration Plan.

(2)    The present value of accumulated benefits includes the present value of the benefits transferred from the Alltel Corporation Pension Plan and the Alltel Corporation Benefit Restoration Plan as part of the spin-off. The present value of accumulated benefits was calculated based on retirement at age 60 with 20 years of credited service, current compensation as of December 31, 2011, no pre-retirement decrements, the RP-2000 combined healthy mortality table (projected to 2012), and a 5.31% discount rate, which is the same rate used for preparing Windstream’s consolidated financial statements.

Non-Qualified Deferred Compensation

The Windstream 2007 Deferred Compensation Plan (the “2007 Plan”) is a non-qualified deferred plan offered to the executive officers and other key employees. Participants may defer up to 25% of base salary and 50% of bonus. The 2007 Plan also allows Windstream to make discretionary contributions to the 2007 Plan to replace contributions that Windstream is limited from making to its 401(k) qualified plan as a result of limits imposed by the Internal Revenue Code. These discretionary contributions equal the amount that could have been credited to the executive officers as a matching contribution under Windstream’s 401(k) plan had compensation not been limited under the 401(k) plan by the Internal Revenue Code, plus the amount, if any, by which the executive officer’s matching contribution under the Windstream 401(k) plan is reduced due to the executive officer’s contributions to the 2007 Plan. Participant accounts are credited with earnings based on a portfolio of investment funds.

Payments are made under the 2007 Plan in cash at certain future dates as specified by the participants or upon separation of service.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Windstream Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2011 ($) (3)(4)
Jeffery R. Gardner	-	119,534	(13,840)		1,206,662
Anthony W. Thomas	44,735	29,808	(6,287)		118,037
Brent Whittington	-	49,623	10,669	178,089	810,541
John P. Fletcher	-	34,472	1,278		86,105
Cynthia B. Nash	-	16,759	1		32,628

(1)    These amounts are also included in the “All Other Compensation” column of the Summary Compensation Table.

(2)    There were no “above-market earnings” for 2011.

(3)    Balances are paid following termination or upon a date chosen by participant, subject to compliance with Section 409A of the Internal Revenue Code.

(4)    All amounts contributed by a named executive officer and Windstream in prior years have been reported in the Summary Compensation Tables in our previously filed proxy statements in the year earned to the extent he/she was a named executive officer for purposes of the SEC’s executive compensation disclosure.

Potential Payments Upon Termination or Change-in-Control

Windstream has entered into certain agreements and maintains certain plans and arrangements that require Windstream or its successors to pay or provide certain compensation and benefits to its named executive officers in the event of certain terminations of employment or a change-in-control of Windstream. The estimated amount of compensation and benefits payable or provided to each named executive officer in each situation is summarized below, assuming that the triggering event occurred on the last day of the 2011 fiscal year. The actual amounts that would be paid to each named executive officer upon certain terminations of employment or upon a change-in-control can only be determined at the time the actual triggering event occurs. The estimated amount of compensation and benefits described below are in addition to the benefits to which the named executive officers would be entitled to receive upon termination of employment generally under the retirement plans and programs described in the sections above titled “Pension Benefits” and “Non-Qualified Deferred Compensation”. Please refer to those sections for a description of Windstream’s retirement plans and programs. This section identifies and quantifies the extent to which those retirement benefits are enhanced or accelerated upon the triggering events described below.

Voluntary Termination Without “Good Reason” or Involuntary Termination For “Cause”

Windstream does not maintain any plans or arrangements that would provide benefits to its named executive officers solely as a result of a voluntary termination without “good reason” or an involuntary termination for “cause” (each as defined under the heading “Termination for ‘Good Reason’ or Involuntary Termination without ‘Cause’” immediately below).

Voluntary Termination For “Good Reason” or Involuntary Termination Without “Cause”

Windstream has entered into an Employment Agreement with Mr. Gardner. Under the Employment Agreement, if Windstream or its affiliates terminated Mr. Gardner’s employment without “cause” (as defined below) or if Mr. Gardner terminated his employment with Windstream or its affiliates for “good reason” (as defined below) on December 31, 2011, then Windstream would have been obligated to pay Mr. Gardner, in a lump sum, approximately $2,973,000. This severance benefit under the Employment Agreement equals three times his annual base salary.

The Employment Agreement provides that upon termination of employment, Mr. Gardner is prohibited from soliciting employees or customers or competing against Windstream for a one-year period and is subject to confidentiality and non-disparagement restrictions. Moreover, he is required to sign a release of all claims against Windstream prior to receiving severance benefits under the agreement.

For purposes of the Employment Agreement, the term “cause” generally means (i) the willful failure by Mr. Gardner substantially to perform his duties to Windstream; (ii) a conviction, guilty plea or plea of nolo contendere of Mr. Gardner for any felony; (iii) gross negligence or willful misconduct by Mr. Gardner that is intended to or does result in his substantial personal enrichment or a material detrimental effect on the reputation or business of Windstream or any affiliate; (iv) a material violation by Mr. Gardner of the corporate governance board guidelines and code of ethics of Windstream or any affiliate; (v) a material violation by Mr. Gardner of the requirements of the Sarbanes-Oxley Act of 2002 or other federal or state securities law, rule or regulation; (vi) the repeated use of alcohol by Mr. Gardner that materially interferes with his duties, the use of illegal drugs, or a violation of the drug and/or alcohol policies of Windstream or any affiliate; or (vii) a material breach by Mr. Gardner of any non-solicitation, non-disparagement or confidentiality restrictions.

For purposes of the Employment Agreement, the term “good reason” generally means the occurrence, without the executive’s express written consent, of any one or more of the following: (i) any action of Windstream or its affiliates that results in a material adverse change in Mr. Gardner’s position (including status, offices, title, and reporting requirements), authorities, duties, or other responsibilities; (ii) a material reduction by Windstream in Mr. Gardner’s compensation; (iii) the failure of the Board of Directors to nominate Mr. Gardner for election or re-election to the Board; or (iv) a material breach by Windstream of any provision of the Employment Agreement. Before Mr. Gardner may resign for “good reason”, Windstream must have an opportunity within 30 days after receipt of notice to cure the “good reason” conditions. Notwithstanding the foregoing, in no event shall “good reason” occur as a result of the following: (i) a reduction in any component of Mr. Gardner’s compensation if other components of his compensation are increased or a substitute or alternative is provided so that his overall compensation is not materially reduced; (ii) Mr. Gardner does not earn cash bonuses or benefit from equity incentives awarded to him because the performance goals or targets were not achieved; and (iii) the suspension of Mr. Gardner for the period during which the Board of Directors is making a determination whether to terminate him for cause.

Death or Disability

Windstream would have been obligated to provide each of the executive officers listed below (or his/her beneficiary) with the following estimated payments in the event that he/she had died or become “disabled” (as defined below) while employed with Windstream on December 31, 2011.

Name	Accelerated Vesting of Restricted Shares (1) ($)	Accelerated Vesting of Annual Incentive Compensation ($)	Total for Death or Disability ($)
Jeffery R. Gardner	9,348,632	1,738,246	11,086,878
Anthony W. Thomas	1,971,252	533,226	2,504,478
Brent Whittington	2,746,233	690,387	3,436,620
John P. Fletcher	2,242,868	533,226	2,776,094
Cynthia B. Nash	1,233,968	294,677	1,528,645

(1)    The value of the accelerated vesting of restricted shares is based on the closing price of Windstream’s Common Stock on December 31, 2011 of $11.74 per share.

Accelerated Vesting of Restricted Shares. In the event that an executive officer listed above died or became permanently disabled (as determined by the Compensation Committee in its sole discretion) and while employed with Windstream, then his unvested restricted stock or performance-based restricted stock or units would have immediately vested in full.

Performance Incentive Compensation Plan. During 2011, each of the named executive officers participated in the Performance Incentive Compensation Plan, which is an annual bonus plan. If either an executive died or became “disabled” during the year, then his or her 2011 annual bonus under the Performance Incentive Compensation Plan would have been pro-rated on the basis of the ratio of the number of days of participation during the plan year to the number of days during the plan year and paid in a lump sum following the end of the year. For this purpose, the term “disability” means incapacity resulting in the executive being unable to engage in gainful employment at his usual occupation by reason of any medically demonstrable physical or mental condition, excluding, however, incapacity resulting from a felonious enterprise; chronic alcoholism or addiction to drugs or abuse; and self-inflicted injury or illness.

Change-in-Control

In general, Windstream does not maintain any plans or arrangements that would provide benefits to the named executive officers solely as a result of a change-in-control (as defined under the heading “Qualifying Termination Following Change-in-Control” below). All non-qualified balances would only be subject to payment following a qualifying termination following a change in control. Please refer to the section above entitled “Nonqualified Deferred Compensation” for more information.

Qualifying Termination Following Change-in-Control

Each executive officer listed below would have been entitled to the following estimated payments and benefits from Windstream or its successor if a change-in-control (as defined below) occurred on December 31, 2011 and Windstream terminated the executive’s employment without “cause” (as defined below) or the executive terminated his employment with Windstream for “good reason” (as defined below) immediately following such change-in- control.

Name	Cash Severance ($) (1)	Cash Equivalent for Health Care Premiums ($)	Outplacement Services ($)	Excise Tax Gross-Up ($)	Accelerated Vesting of Restricted Shares (2) ($)	Total on a Qualifying Termination Following a Change-in-Control ($)
Jeffery R. Gardner	7,928,000	45,044	50,000	-0-	9,348,632	17,371,676
Anthony W. Thomas	2,090,000	28,328	25,000	1,057,605	1,971,252	5,172,185
Brent Whittington	3,813,000	38,657	50,000	1,765,394	2,746,233	8,413,284
John P. Fletcher	2,945,000	44,359	50,000	1,331,617	2,242,868	6,613,844
Cynthia B. Nash	1,330,000	16,932	25,000	-0-	1,233,968	2,605,900

(1)    This amount includes the annual incentive compensation at target for the year of termination. Actual 2011 payouts are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)    The value of the accelerated vesting of restricted shares is based on the closing price of Windstream’s common stock on December 30, 2011 of $11.74 per share.

Change-in-Control Agreements. Windstream has a Change-in-Control Agreement with certain of its executive officers, including its executive officers listed in the above table. The agreements provide that a covered executive would be entitled to certain severance benefits if, during the two-year period following a change-in-control (as defined below), Windstream terminates the executive’s employment without “cause” (as defined below) or the executive terminates his employment with Windstream for “good reason” (as defined below). In general, the executive officers would be entitled to receive, in a lump sum, the following amounts pursuant to the Change-in-Control Agreements:

•

Three times for Messrs. Gardner, Whittington and Fletcher and two times for Mr. Thomas and Ms. Nash the sum of the executive’s base salary and target annual incentive compensation (in each case, as in effect on the date of the change-in-control, or if higher, on the date of termination);

•	Pro-rated amount of target annual incentive compensation for the year of termination;
•	A cash equivalent for three years for Messrs. Gardner, Whittington and Fletcher and two times for Mr. Thomas and Ms. Nash of health care premiums; and
•	Outplacement services with a value of no more than $50,000 for Messrs. Gardner, Whittington and Fletcher or $25,000 for Mr. Thomas and Ms. Nash.

Terminated executives are prohibited from soliciting employees or customers or competing against Windstream or the acquiring or successor entity for a one-year period and are subject to a confidentiality restriction. Moreover, a terminated executive is required to sign a release of all claims against Windstream and the acquiring or successor entity prior to receiving severance benefits under the agreement.

Excise Tax Gross-Up. On or after a change-in-control, the named executive officers listed above may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code. For Messrs. Gardner, Thomas, Whittington and Fletcher, Windstream or its successor is obligated under the Change-in-Control Agreements to reimburse each such named executive officer for all Section 4999 excise taxes that are imposed on him, whether as a result of payments received under his Change-in-Control Agreement or otherwise, and any income, employment and excise taxes that are payable by the executive as a result of such reimbursements. If, however, the aggregate parachute payments do not exceed 110% of the maximum total payments that could be made without triggering the excise tax under Section 4999, then the parachute payments would be automatically reduced to such maximum amount and no gross-up payment would be made. In general, the reimbursements would be made to the named executive officers by Windstream or its successor at the same time that the payments or benefits subject to the excise tax are paid or provided. The total tax gross-up amount in the above table assumes that (i) the excise tax rate is 20%, the federal income tax rate is 35%, the Medicare tax rate is 1.45%, and the state and local tax rate is 7%, and (ii) no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the non-solicitation or non-competition covenants contained in the Change-in-Control Agreements. The calculations exclude benefits paid from qualified plans or the BRP. Ms. Nash’s agreement was entered into after 2009 and does not obligate Windstream or its successor to reimburse her for excise tax. Her payment will be reduced to the maximum amount that could be made without triggering the excise tax under Section 4999.

Accelerated Vesting of Restricted Shares. All unvested restricted stock or performance-based restricted stock or units held by the named executive officers listed above would have become vested if a change-in-control (as defined below) occurred on December 31, 2011 and Windstream terminated the executive’s employment without “cause” (as defined below) or the executive terminated his employment with Windstream for “good reason” (as defined below) immediately following such change-in-control.

Definitions. For purposes of the Change-in-Control Agreements and the restricted shares described above for all executive officers, the following terms have the meanings set forth below:

•

Change-in-control. A change-in-control generally means any of the following: (i) an acquisition of 50% or more of Windstream’s Common Stock; (ii) a change in the membership of Windstream’s board of directors, such that the current incumbents and their approved successors no longer constitute a majority; (iii) a reorganization, merger, consolidation or sale or other disposition of more than 50% of Windstream’s assets in which any one of the following is true: Windstream’s pre-transaction shareholders do not hold at least 50% of the combined enterprise; there is a 50%-or-more shareholder of the combined enterprise (other than as a result of conversion of the shareholder’s pre-combination interest in Windstream); or the members of Windstream’s board of directors (immediately before the combination) do not make up a majority of the board of the combined enterprise; or (iv) stockholders approve a complete liquidation of Windstream.

•

Cause. In general a termination is for cause if it is for any of the following reasons: (i) the willful failure by the executive substantially to perform his duties with Windstream; (ii) a conviction, guilty plea or plea of nolo contendere of the executive for any felony; (iii) the willful misconduct by the executive that is demonstratively and materially injurious to Windstream or its affiliates, monetarily or otherwise; (iv) a material violation by the executive of the corporate governance board guidelines and code of ethics of Windstream or any affiliate; (v) a material violation by the executive of the requirements of the Sarbanes-Oxley Act of 2002 or other federal or state securities law, rule or regulation; (vi) the repeated use of alcohol by the executive that materially interferes with his duties, the use of illegal drugs, or a violation of the drug and/or alcohol policies of Windstream or any affiliate; or (vii) a material breach by the executive of any non-solicitation or confidentiality restrictions.

•

Good Reason. In general a termination by the executive is for good reason if it is for any of the following reasons: (i) the assignment to the executive of any duties inconsistent with the executive’s status as an executive officer or a substantial adverse change in the nature or status of the executive’s responsibilities; (ii) a reduction by Windstream in the executive’s annual base salary; (iii) the relocation of the principal executive offices of Windstream by more than 35 miles or Windstream’s requiring the executive to be based anywhere other than its principal executive offices; (iv) the failure by Windstream to pay to the executive any portion of the executive’s current compensation, deferred compensation or business expense reimbursements; (v) the failure by Windstream to continue in effect any compensation plan in which the executive participates unless an equitable alternative arrangement has been made, or the failure by Windstream to continue the executive’s participation in those plans; (vi) the failure by Windstream to continue to provide the executive with benefits substantially similar to those enjoyed by the executive under any of Windstream’s retirement, welfare and fringe benefit plans; (vii) any purported termination by Windstream of the executive’s employment that is not effected in accordance with the terms of the Change-in-Control Agreement; or (viii) any failure by Windstream to require the successor to assume the agreement.

Clawback Policy

In 2010, the Board of Directors, acting on the recommendation of the Compensation Committee, adopted a clawback policy that requires executive officers to repay or forfeit covered compensation under the conditions set forth in the policy. The compensation covered by the policy is annual or short-term incentive compensation, performance-based restricted stock or units, other performance-based compensation, time-based restricted stock, severance benefits awarded under a change-in-control agreement, and such other compensation as may be designated by resolution to be subject to the policy. Under the policy, each executive officer is required to forfeit or repay, to the fullest extent permitted by law, covered compensation if all of the following conditions are met:

(1)	Financial statements of Windstream filed with the SEC during the period in which the executive officer is employed as an executive officer become subject to a restatement that is filed with the SEC;

(2)	The Board of Windstream determines that fraud caused or significantly contributed to the need for the restatement;

(3)	The Board determines that the restatement applies to the covered compensation; and

(4)	The Board determines in its sole discretion that it is in the best interests of Windstream and its stockholders for the executive officer to repay the covered compensation.

The Board can determine that a restatement applies to covered compensation if (i) in the case of performance-based compensation, the vesting or payment of such compensation was based on the achievement of financial results that were subsequently the subject of the restatement, and the amount of compensation that would have been received by the executive officer had the financial results been properly reported, after giving effect to the restatement, would have been lower than the amount actually received, (ii) in the case of time-based restricted stock, the vesting of such compensation occurred during the fiscal period whose results were subject to the restatement, and (iii) in the case of severance payments under a change-in-control agreement, the executive officer engaged in the fraud giving rise to the restatement during the 12 months prior to the consummation of the change-in-control that was a condition to the vesting and payment of any cash severance received by the executive officer pursuant to the change-in-control agreement, and the amount of severance under the change-in-control agreement exceeds the cash severance that would have been available under Windstream’s severance policies generally available to employees.

The Board of Directors of Windstream, acting solely through its independent directors, is the administrator of the policy. The policy applies to covered compensation granted or awarded on or after January 1, 2010, including severance payments that may be issued after January 1, 2010 under Windstream’s existing change-in-control agreements.

Risks Presented by Windstream’s Compensation Programs

As required by SEC rules, Windstream has assessed the risks that could arise from its compensation policies for all employees, including employees who are not officers, and has concluded that such policies are not reasonably likely to have a material adverse effect on Windstream. To the extent that Windstream’s compensation programs create a potential misalignment of risk incentives, Windstream believes that it has more than adequate compensating controls to mitigate against the potential impact of any such misalignment. These compensating controls include strong internal controls over financial reporting, robust stock ownership guidelines, a clawback policy for senior executives, and a three year vesting cycle for equity-based compensation. The result is a strong alignment between the interests of management and shareholders. Windstream also engages in an annual risk assessment process that is conducted by Windstream’s Internal Audit Department. The results of this risk assessment are reported annually to Windstream’s Audit Committee and full Board of Directors, and this assessment is designed in part to identify any activities that create improper risks to Windstream.

Compensation Committee Interlocks and Insider Participation

During 2011, the Compensation Committee consisted of Messrs. Montgomery (Chairman), Beall and Foster. All members of the Compensation Committee during 2011 were independent directors, and no member was an officer or employee of the Windstream or a former officer of Windstream. No member of the Compensation Committee serving during 2011 had any relationship requiring disclosure under the section titled “Certain Relationships and Related Transactions” in this Proxy Statement. During 2011, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on either our Compensation Committee or our Board of Directors.

PROPOSAL NO. 2

APPROVAL OF WINDSTREAM

PERFORMANCE INCENTIVE COMPENSATION PLAN

Introduction

The Board previously adopted the Windstream Corporation Performance Incentive Compensation Plan (the “Plan”), which was approved by stockholders on May 9, 2007. In order to allow for awards under the Plan to qualify as tax-deductible “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (which is sometimes referred to in this Proxy Statement as “Section 162(m)”), Windstream is asking stockholders to re-approve the material terms of the performance goals under the Plan. Stockholders are not being asked to approve any amendment to the Plan.

Section 162(m) generally prevents a publicly held corporation from claiming federal income tax deductions for compensation in excess of $1 million paid to certain of its senior executives. Compensation is exempt from this limitation, however, if it qualifies as “performance-based compensation.”

Awards granted under the Plan are intended to qualify as “performance-based compensation” within the meaning of Section 162(m). One requirement for compensation to be performance-based is that the material terms of the performance goals be disclosed to and approved by stockholders every five years. For purposes of Section 162(m), the material terms include (i) the employees eligible to receive awards, (ii) a description of the business criteria on which the performance goals may be based and (iii) the maximum amount of compensation that can be paid to an employee under the Plan during any period. Each of these aspects is discussed below.

If the Plan is not approved by the stockholders, we will not make any payments under the Plan for the 2012 Plan year. We may, however, grant discretionary cash bonuses or other compensation outside of the Plan to the individuals who would have been eligible to participate in the Plan, although no employee has a right to any bonus or other compensation as a substitute in the event stockholders do not approve the Plan. Any such bonuses paid outside the Plan would not qualify as performance-based compensation under Section 162(m) of the Code, and, accordingly, all or a portion of any such bonuses might not be deductible by Windstream for federal income tax purposes.

The following is a summary of the Plan and is qualified in its entirety by reference to the full text of the Plan document, a copy of which is attached as Appendix A to this proxy statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL NO. 2. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR PROPOSAL NO. 2 UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

Summary of Plan

Purpose. The purpose of the Plan is to advance the interests of Windstream by strengthening the linkage between its executives and stockholders, the decision-making focus of executives of Windstream upon improving stockholder wealth, and the ability of Windstream to attract and retain those key employees.

Administration. The Compensation Committee administers the Plan and has full power and authority to construe, interpret and carry out the provisions of the Plan. The Compensation Committee may delegate to the CEO or other officers, subject to such terms as the Compensation Committee shall determine, authority to perform certain functions, including administrative functions. However, the Compensation Committee must retain the exclusive authority to determine matters relating to awards to the CEO and other key executives that are intended to qualify as performance-based compensation under Section 162(m). Nothing contained in the Plan shall be deemed to affect the authority of Windstream or the Compensation Committee to grant annual or long-term bonuses or other benefits to employees.

Eligibility and Participation. Participation in the Plan will be available to officers or key management employees of Windstream or its subsidiaries who are customarily employed more than 20 hours per week and at least six months per year. At this time, however, the Compensation Committee anticipates that only its 9 executive officers and one other key employee will participate in the Plan.

As soon as practicable after the beginning of each plan year, the Compensation Committee shall designate those eligible employees who will participate in the Plan for the current Plan year (each a “participant”). If a person becomes an eligible employee after the beginning of the Plan year, he shall be designated as a participant as soon as practicable after he becomes an eligible employee. An eligible employee who is a participant for a given plan year is neither guaranteed nor assured of being selected for participation in any subsequent year. Notwithstanding the foregoing, individuals who are “covered employees” (generally any officer whose compensation would likely be non-deductible by Windstream under Section 162(m) if Windstream did not comply with the provisions of such section) must be designated by the Compensation Committee to participate in the Plan no later than 90 days following the beginning of the Plan year (or before 25% of the Plan year has elapsed, if earlier).

Determination of Awards. The Compensation Committee shall establish the performance objectives (described below under “Performance Objectives”) and payout formulas for each participant during the first quarter of each plan year and notify each participant in writing of its determination. The performance objectives and payout formulas need not be uniform with respect to any or all participants and may be pro-rated in the case of newly hired or newly promoted executives. The Compensation Committee must establish the performance objectives and payout formulas for each “covered employee” (defined above) not later than 90 days following the beginning of the Plan year (or before 25% of the Plan year has elapsed, if earlier). Participants must achieve the performance objectives established by the Compensation Committee in order to receive an award under the Plan.

The Compensation Committee may determine that only the threshold level relating to a performance objective must be achieved for awards to be paid under the Plan. Similarly, the Compensation Committee may establish a minimum threshold performance level, a maximum performance level, and one or more intermediate performance levels or ranges, with target award levels or ranges that will correspond to the respective performance levels or ranges. The Compensation Committee may also establish multiple performance objectives with respect to a single participant, which will be weighted by the Compensation Committee to reflect their relative importance.

The Compensation Committee may in its sole discretion modify such payout formulas, performance objectives or the related minimum acceptable level of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable (i) to reflect a change in the business, operations, corporate structure or capital structure of Windstream or its subsidiaries, the manner in which it conducts its business, or other events or circumstances or (ii) in the event that a participant’s responsibilities materially change during a plan year or a participant is transferred to a position that is not designated or eligible to participate in the Plan. However, the Compensation Committee cannot take such action to the extent that it would result in the loss of the otherwise available exemption of the award under Section 162(m). In no event shall an award paid to any participant for a plan year exceed $7,000,000.

Performance Objectives. The Plan requires that the Compensation Committee establish “performance objectives” for participants in the Plan. Performance objectives are generally measured over Windstream’s fiscal year (or such other period as determined by the Compensation Committee). Performance objectives may be described in terms of Windstream-wide objectives or objectives that are related to the performance of the individual participant or of a subsidiary, division, department, region or function within Windstream or a subsidiary in which the participant is employed. The performance objectives may be made relative to the performance of other corporations. The performance objectives applicable to any award to a covered employee (defined above) that is intended to qualify for the performance-based compensation exception to Section 162(m) shall be based on specified levels of growth in one or more of the following criteria: revenues; weighted average revenue per unit; earnings from operations; operating income; earnings before or after interest and taxes; operating income before or after interest and taxes; net income; cash flow; earnings per share; debt to capital ratio; economic value added; return on total capital; return on invested capital; return on equity; return on assets; total return to stockholders; earnings before or after interest, taxes, depreciation, amortization or extraordinary or special items; operating income before or after interest, taxes, depreciation, amortization or extraordinary or special items; return on investment; free cash flow; cash flow return on investment (discounted or otherwise); net cash provided by operations; cash flow in excess of cost of capital; operating margin; profit margin; contribution margin; stock price and/or strategic business criteria consisting of one or more objectives based on meeting specified product development; strategic partnering; research and development; market penetration; geographic business expansion goals; cost targets; customer satisfaction; gross or net additional customers; average customer life; employee satisfaction; management of employment practices and employee benefits; supervision of litigation and information technology; and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures. Performance objectives may be stated as a combination of the listed factors.

Certification. Promptly following the end of each plan year, the Compensation Committee will meet to certify achievement of the performance objectives for such year, and if such performance objectives have been achieved, approve actual awards under the Plan pursuant to the payout formulas. Such certification with respect to “covered employee” (as defined above) shall be documented in writing and satisfy the requirements under Section 162(m) prior to the payout of such award.

Payment. Awards shall be paid as soon as practicable after the close of the Plan year, but in no event later than March 15 of the calendar year immediately following the end of that Plan year.

If a participant’s employment with Windstream and its subsidiaries is terminated before the last day of a plan year due to disability, death, or retirement (as defined in the Plan), the participant’s award shall be pro-rated on the basis of the ratio of the number of days of participation during the Plan year to which the award relates to the aggregate number of days in such plan year. If, however, a participant’s employment terminates before the last day of a plan year for any other reason, then, unless otherwise determined by the Compensation Committee, such participant shall not be entitled to receive payment of the award.

The Compensation Committee may, in its sole discretion, (i) eliminate or reduce the amount of any award payable to any participant, and (ii) except in the case of a “covered employee”, increase the amount of any award payable to any participant to recognize his or her individual performance or in other circumstances deemed appropriate by the Compensation Committee.

Notwithstanding any other provision of the Plan, any payment made to an eligible executive pursuant to the Plan may be subject to repayment to Windstream pursuant to any compensation recovery policy that may be maintained by Windstream (including the Windstream Clawback Policy or any compensation recovery policy adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act) or pursuant to applicable law.

Amendments, Etc. The Board reserves the right, at any time, to amend, suspend or terminate the Plan, in whole or in part, in any manner, and for any reason, and without the consent of any participant, eligible employee, beneficiary or other person. However, no such action shall adversely affect the payment of any amount for a plan year ending prior to the action of the Board.

The Plan is intended to qualify for the performance-based compensation exception of Section 162(m) and the short-term deferral exception of Section 409A of the Internal Revenue Code. The Plan and any awards shall be administrated in a manner consistent with this intent, and any provision that would cause the Plan or any award to fail to satisfy either such exception shall have no force and effect until amended to so comply (which amendment may be retroactive and may be made by Windstream without the consent of any participant, eligible employee, beneficiary or other person).

Federal Income Tax Consequences

The following is a brief summary of certain of the federal income tax consequences of certain transactions under the Plan. This summary is not intended to be complete and does not describe state, local, foreign or other tax consequences.

A participant in the Plan will be taxed at ordinary income rates on the amount of any cash payment received pursuant to the Plan. The Plan is intended to comply with the requirements of Section 162(m) for “performance-based compensation.” Generally, Windstream should be entitled to a federal income tax deduction corresponding to the amount of income recognized by the participant in the Plan, provided, that, among other things, payment (a) satisfies the “performance-based compensation” exception to Section 162(m) of the Code, (b) meets the test of reasonableness, (c) is an ordinary and necessary business expense, and (d) is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code.

Plan Benefits

Future benefits to be received by a person or group under the Plan are not determinable at this time and will depend on individual and corporate performance. Actual awards under the Plan to named executive officers for 2011 are reported in this proxy statement in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Current Equity Compensation Plan Information

The following table sets forth information about our equity compensation plans as of December 31, 2011:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights [a]	Weighted-average exercise price of outstanding options, warrants and rights [b]	Number of securities remaining available for future issuance under equity compensation plans [c] (excluding securities reflected in column [a])
Equity compensation plans not approved by security holders	4,599,079	$7.90	3,407,228 (1)
Equity compensation plans approved by security holders	-0-	-0-	9,745,630 (2)

(1)    The PAETEC Holding Corp. 2011 Omnibus Incentive Plan was approved by shareholders of PAETEC Holding Corp. in 2011 but is reflected as not approved by shareholders because it was not approved by shareholders of Windstream.

(2)    The Windstream Corporation 2006 Amended and Restated Equity Incentive Plan.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the Annual Meeting and pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, the Board of Directors is providing stockholders of Windstream the opportunity to vote on the following advisory (nonbinding) resolution:

“Resolved, that the compensation paid to Windstream’s named executive officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

At the 2011 Annual Meeting of Stockholders, stockholders were provided an advisory (nonbinding) vote on the frequency at which stockholder advisory votes on executive compensation (like this Proposal No. 3) should be held. Consistent with the recommendation of the Board of Directors, approximately eighty-four percent (84%) of votes casts at the 2011 Annual Meeting were cast in favor of holding shareholder advisory votes on executive compensation on an annual basis. Accordingly, Windstream has determined to hold such votes on an annual basis, and the next advisory vote to approve Windstream’s compensation of its named executive officers will be held at the 2013 Annual Meeting of Stockholders.

As described in the Compensation Discussion and Analysis, our executive compensation philosophy, policies, and practices are designed to:

•	Provide a high correlation between pay and performance;
•	Align management’s interests with the long-term interests of Windstream’s stockholders; and
•	Provide competitive compensation and incentives to attract and retain key executives.

Our core program consists of base salary, annual cash incentives and long-term equity incentives.

The following is a summary of key considerations that stockholders should take into account when assessing our executive compensation program:

•

Our strategy has been and continues to be the transformation of our business into a next-generation communications company while creating value for shareholders. Since Windstream was formed in 2006, we have executed a focused strategy to transform our business from a rural, consumer-focused voice and broadband provider into a national provider of advanced communications and technology solutions to businesses. From our formation in 2006 through December 31, 2011, this strategy has resulted in total cumulative shareholder returns (assuming reinvestment of dividends) for Windstream common stock of approximately 63%, which exceeded the returns of both the S&P 500 and S&P Telecom Indices for this period.

•

In order to create value for shareholders, our strategy is focused on maintaining and increasing our free cash flow, which in turn hinges on our ability to grow revenues while managing cash expenditures. We believe that Adjusted Operating Income Before Depreciation and Amortization (Adjusted OIBDA) is the performance metric best aligned with the goal of maintaining and increasing the cash flows of our business, and we have included Adjusted OIBDA as a key component of our short-term and long-term incentive plans since our formation in 2006.

•

2011 was an incredibly successful year for Windstream. Throughout the year, we integrated several key acquisitions made in 2010, which expanded our suite of business offerings. In December 2011, Windstream added another key business to our portfolio with the acquisition of PAETEC. We also made many success-based capital investments that we believe will enhance future growth, and we made significant improvements to our balance sheet and debt maturity profile. Our 2011 pro forma financial results reflect this transformation. For 2011, pro forma revenue was $6.2 billion, or a decline of just 0.03% on a year-over-year basis, and pro forma adjusted OIBDA increased by 1.2% on a year over year basis.

•

For 2011, our annual (short-term) incentive plan recognized these results with a payout of 140% of target levels and our performance-based equity awards were earned at target level. These payouts demonstrate our desired correlation between pay and performance. We also took actions to increase management’s alignment with the long-term interests of our shareholders by incorporating performance-based restricted stock units (PBRSUs) into our long-term incentive program and adding an opportunity for an enhanced level of payout of the PBRSUs based on achievement of a three-year revenue goal. These compensation design features, along with our robust stock ownership guidelines, including ten times base salary for the CEO, and clawback policy that allows Windstream to recover both incentive and non-incentive based compensation in certain situations, strengthen our executive compensation program without creating incentives for excessive risk taking.

The Board of Directors values and encourages constructive dialogue on compensation and other important governance topics with Windstream’s stockholders, to whom it is ultimately accountable. The Board of Directors requests stockholder approval of the Company’s overall executive compensation philosophy, policies and practices. Although your vote is advisory and will not be binding upon the Company or the Board of Directors, nor will it create or imply any change in the fiduciary duties of the Company or the Board of Directors, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 3. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR PROPOSAL NO. 3 UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) to audit Windstream’s consolidated financial statements for the fiscal year ending December 31, 2012. Windstream is submitting to the stockholders for ratification at the Annual Meeting the selection of PwC as Windstream’s independent auditors for 2012, although neither the Board of Directors nor its Audit Committee maintains a policy requiring Windstream to seek stockholder ratification of the independent auditor selection. PwC also served as Windstream’s independent auditor during 2010 and 2011 in connection with the audits of the 2010 and 2011 fiscal years. Information regarding PwC’s fees for 2010 and 2011 is provided below under the caption “Audit and Non-Audit Fees.” Representatives of PwC are expected to be present at the 2012 Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

If the stockholders fail to ratify the appointment of PwC as Windstream’s independent registered public accountant, the Board will reconsider the appointment. However, even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Windstream and its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 4. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR PROPOSAL NO. 4 UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

PROPOSAL NO. 5

STOCKHOLDER PROPOSAL

The stockholder proposal, which follows, is a verbatim submission by the Trust for the International Brotherhood of Electrical Workers’ Pension Benefit Fund (who has notified Windstream that it is the beneficial owner of Windstream Common Stock valued at more than $2,000), whose address is 900 Seventh Street, N.W., Washington, D.C. 20001, for consideration by Windstream stockholders. All statements contained in the proposal are the sole responsibility of the Fund.

RESOLVED: The shareholders hereby ask the board of directors of Windstream Corporation (the “Company”) to adopt a policy that in the event of a change of control of the Company, there shall be no acceleration in the vesting of any equity award to a senior executive, provided that any unvested award may vest on a pro rata basis up to the time of a change of control event. To the extent any such unvested awards are based on performance, the performance goals must have been met. This policy shall apply to future awards without affecting any contractual obligations that may exist at the time.

SUPPORTING STATEMENT

Under various employment agreements and plans, the Company’s senior executives will receive “golden parachute” awards under specified circumstances following a change in control of the Company.

We support the concept of performance-based equity awards to senior executives to the extent that such awards are tailored to promote performance and align executives’ interests with those of the shareholders. We also believe that severance payments may be appropriate in some circumstances following a change of control.

We are concerned, however, that the Company’s current practices can disregard performance criteria upon a change of control. Instead, they can permit full and immediate accelerated vesting of unearned equity awards.

The Company’s 2011 proxy summarizes the potential exposure if unvested equity awards should vest upon a change in control. According to the proxy, if there had been a change of control on December 31, 2010, CEO Jeffery R. Gardner would have been eligible to receive more than $36 million in severance and benefits, approximately $10 million of which would have represented fully accelerated restricted shares. Other senior executives would have received fully accelerated vesting of restricted shares worth between $1.4 and 3.4 million apiece.

The vesting of equity awards over a period of time is intended to promote long-term improvements in performance. The link between pay and long-term performance can be severed if awards pay out on an accelerated schedule.

We urge you to vote FOR this proposal.

BOARD OF DIRECTORS’ STATEMENT

IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

Windstream maintains an equity-based compensation program for executive officers that is designed to provide long-term incentives, to better align the interests of executives with stockholders, and to provide a retention incentive. For the reasons outlined below, we believe this proposal would conflict with and potentially undermine these objectives of our equity-based compensation program.

We believe the following design features of our equity compensation program adequately address the concerns raised by the proponent and render adoption of the proposal to be unnecessary:

•	No equity awards vest solely upon signing, receipt of shareholder approval, or consummation of a change-in-control transaction (i.e., no single-trigger vesting);

•

All awards to senior executives have a double-trigger vesting provision, which means vesting does not occur unless both (1) the change-in-control transaction is consummated and (2) the executive’s employment is terminated following the transaction. Additionally, the first trigger is tied to consummation (and not signing or shareholder approval) of a change-in-control transaction;

•	No awards vest unless the executive’s position is eliminated in a qualified manner (i.e., termination by the company without cause, or resignation by the executive for good reason); and

•	No awards contain a window period provision that vest the award if the executive resigns within a specified time period following closing of a change-in-control transaction.

Windstream also believes that it is appropriate for equity-based compensation, including performance-based equity awards, to vest under this qualified double-trigger framework. It is also not feasible or practicable to convert performance-based awards into equity awards of the acquiror as part of a change-in-control transaction, as the performance-based metrics no longer exist once Windstream is acquired and integrated into the acquiror’s operations. Additionally, in most change-in-control transactions, senior executive positions of the target company are eliminated as duplicative following the closing of the transaction. If compensation programs are not properly designed, the risk of loss of a substantial portion of executive compensation can work to discourage management from pursuing the best alternatives for creating long-term value for shareholders, including a potential change-of-control transaction, while encouraging pursuit of alternatives more likely to result in longer term employment of the executive team. Due to this potential conflict, we believe that well-designed change-in-control arrangements are an important measure to align management’s interests with stockholders. The conflict is potentially greater at Windstream due to the substantial amount of merger and acquisition activity that occurs in our sector, as well as Windstream’s practice of allocating a substantial percentage of each executive’s annual total direct compensation to performance-based equity compensation.

One unintended consequence of adopting the proposal would be to undermine the retention incentive of equity awards, as management would face the prospect of forfeiture of all or a substantial portion of their equity awards in the event of a change-in-control. The need for this retention incentive is heightened during the pendency of a change-in-control, as a target company needs a motivated executive team to continue to operate the business during the period between signing and closing. The need for this retention incentive is especially great in Windstream’s industry due to the significant time periods that can elapse before obtaining regulatory approvals for a transaction.

If Windstream were to pursue a change-in-control transaction, the Board of Directors would choose such alternative in the belief that it was the best path for creating long-term value for Windstream shareholders. Under those circumstances, the Board does not believe it is appropriate for senior management to forfeit their unvested equity awards that represent a significant portion of their total annual compensation.

For these reasons, Windstream believes that this proposal is unnecessary and undesirable and could have adverse consequences for stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE STOCKHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THE STOCKHOLDER PROPOSAL UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

PROPOSAL NO. 6

STOCKHOLDER PROPOSAL

The stockholder proposal, which follows, is a verbatim submission by the CWA General Fund (who has notified Windstream that it is the beneficial owner of Windstream Common Stock valued at more than $2,000), whose address is 501 Third Street, N.W., Washington, D.C. 20001-2767, for consideration by Windstream stockholders. All statements therein are the sole responsibility of the Fund.

Resolved, that the shareholders of Windstream (“Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used to participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, and used in any attempt to influence the general public, or segments thereof, with respect to elections or referenda. The report shall include:

a.	An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above; and

b.	The title(s) of the person(s) in the Company responsible for the decision(s) to make the political contributions or expenditures.

The report shall be presented to the board of directors or relevant board oversight committee and posted on the Company’s website.

Stockholder Supporting Statement

As long-term shareholders of Windstream, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Windstream contributed at least $191,000 in corporate funds since the 2006 election cycle. (CQ: http: // moneyline.cg.com/pml/home.do and National Institute on Money in State Politics: http: /_/www. followthemoney. org / index. phtml.)

However, relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies, including Exelon, Merck and Microsoft that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

Windstream shares the proponents’ interest in transparency and accountability regarding corporate spending on political activities, and the Board of Directors has adopted the following policy regarding spending on political activities which is posted on the Investor Relations portion of Windstream’s website:

Windstream’s Board of Directors oversees corporate political spending. At least annually, Windstream will brief its Governance Committee on the company’s corporate political activity, including the spending of treasury funds and/or funds from the Windstream Corporation political action committees. Further, prior to funding any independent expenditure, Windstream shall obtain the approval of its Governance Committee.

Windstream is committed to transparency in its political activities. The company complies with federal and state regulatory reporting requirements, including required filings made with the Federal Election Commission (FEC) and comparable state entities. Windstream’s FEC filings are publicly available on the FEC’s website (www.fec.gov) and state-only filings are available on the websites of the Arkansas Secretary of State and the Florida Division of Elections, and Windstream posts a link to these filings on its Investor Relations website to facilitate shareholder access to them.

Windstream has not funded independent expenditures and does not plan to fund independent expenditures as part of its political program. Consistent with its commitment to transparency, Windstream will be fully transparent if it funds independent expenditures in the future.

Windstream will encourage its trade associations to provide transparency for their political campaign contributions and to decline to make independent expenditures. The company will not, however, condition membership in a group or association based on the group or association’s policy on reporting independent expenditures.

Windstream competes in a highly regulated industry, and the Company’s operations are significantly affected by government actions at the local, state and national levels. Therefore, it is important that Windstream actively participate in the electoral and legislative processes in order to protect stockholder interests and that these activities remain transparent, as they are today.

We believe the Windstream’s existing policy substantially implements the core elements of the proponent’s proposal. Our policy goes even further by requiring approval by the Governance Committee of the Board of Directors for independent political expenditures, which is a key area of concern expressed to us by various shareholder constituencies of Windstream. The only difference in our policy and the proponent’s is the level of detail, format and frequency of reporting of political spending. For these reasons, Windstream believes this proposal is unnecessary.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE STOCKHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THE STOCKHOLDER PROPOSAL UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Stockholders who intend to present proposals at the 2013 Annual Meeting, and who wish to have those proposals included in Windstream’s proxy statement for the 2013 Annual Meeting, must be certain that those proposals are received by the Corporate Secretary at 4001 Rodney Parham Road, Little Rock, Arkansas 72212, no later than November 27, 2012. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for Windstream’s 2013 Annual Meeting.

Additionally, stockholders that desire to submit a proposal at the 2013 Annual Meeting outside the process established by SEC Rule 14a-8 (i.e., where the proposal will not be included in Windstream’s proxy statement for the 2013 Annual Meeting) must comply with the advance notice provisions in Windstream’s bylaws, the substantive and procedural requirements of which are more fully discussed below under the caption “Other Matters”. In order to comply with the advance notice provisions in Windstream’s bylaws, the stockholder must deliver written notice of the proposal to the Corporate Secretary at the address provided above no earlier than January 9, 2013 nor later than February 8, 2013.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Windstream has adopted a written policy for the review and approval of related party transactions. The Governance Committee is responsible for the review and approval of transactions covered by the policy, although transactions can also be approved by the disinterested members of the Board of Directors.

Under the policy and subject to the exceptions noted below, the Governance Committee or the Board must approve any transaction in which Windstream is a participant, the amount involved equals or exceeds $120,000, and the transaction is required to be disclosed under SEC rules regarding related party transactions. To be approved, the transaction must be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party or is otherwise determined to be fair and in the best interests of Windstream. The persons covered by the policy are Windstream’s directors, director nominees, and executive officers, immediate family members of any of the foregoing, and any entity that is controlled by any of the foregoing persons.

During 2011, Windstream engaged Touchwood Technologies of Little Rock, Arkansas to perform information technology consulting services including website development and email fulfillment and paid Touchwood approximately $177,000 for these services. The brother of John Eichler, who is Vice President-Controller and an executive officer of Windstream, is an employee with Touchwood and performs services for Touchwood on engagements with Windstream. John Eichler has had no involvement in Windstream’s relationship with Touchwood or Windstream’s procurement decisions for this vendor. Windstream believes that the engagements with Touchwood are on market terms that are comparable or more favorable to those that could be obtained in arm’s length dealings with unrelated third parties. The Governance Committee of the Board of Directors approved the terms of the Touchwood engagement for 2011 in accordance with Windstream’s procedure for the review and approval of related party transactions involving officers.

Except for the foregoing Touchwood relationship during 2011, there were no commercial transactions between related parties and Windstream that required disclosure in this proxy statement.

Transactions covered by the policy do not include the provision of services, the sale of products or other transactions conducted by Windstream in the ordinary course of business and on terms generally available to employees or customers. Covered transactions also do not include an employment or service relationship involving a director or executive officer and any related compensation resulting from that relationship that is approved by Windstream’s Compensation Committee or is disclosed in the proxy statement pursuant to the SEC’s executive compensation rules. Additionally, covered transactions do not include employment relationships of immediate family members of executive officers as long as the immediate family member is not also an executive officer and is not related to the Chief Executive Officer or a director. Any employment relationships with immediate family members of executive officers that are not subject to the policy require the approval of the Chief Executive Officer. The Governance Committee also receives an annual report disclosing the terms of all related party transactions including transactions that do not require pre-approval by the Committee. The following is a summary of certain employment relationships occurring during 2011 involving Windstream, certain of its executive officers and certain members of their immediate family. Windstream believes the terms of the following employment relationships are comparable to terms that would have been reached by unrelated parties in arm’s-length transaction.

David Martin is the brother-in-law of Brent Whittington, who is Chief Operating Officer and an executive officer of Windstream. Mr. Martin served as a Director of Business Solutions for Windstream during 2011. For 2011, Windstream paid Mr. Martin total compensation of $176,162 comprised of salary, commissions, the value of restricted stock granted during 2011, Company contribution to the Windstream 401K plan, and Windstream’s portion of healthcare premiums.

Wendy Raney is the wife of William Grant Raney, who is Executive Vice President – Operations and an executive officer of Windstream. Ms. Raney served as Vice President of Customer Service for Windstream during 2011. For 2011, Windstream paid Ms. Raney total compensation of $229,555 comprised of salary, bonus, the value of restricted stock granted during 2011, Company contribution to the Windstream 401K plan and Windstream’s portion of healthcare premiums.

Paul Kroger is the son-in-law of Michael Rhoda, who is Senior Vice President – Regulatory Affairs and an executive officer of Windstream. Mr. Kroger served as a Director of Business Solutions for Windstream during 2011. For 2011, Windstream paid Mr. Kroger total compensation of $136,241 comprised of salary, commissions, auto allowance, relocation reimbursement, Company contribution to the Windstream 401K plan, and Windstream’s portion of healthcare premiums.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Windstream’s directors and executive officers, and persons who own more than ten percent of Windstream’s Common Stock, to file with the SEC and NASDAQ initial reports of ownership and reports of changes in ownership of that Common Stock. To Windstream’s knowledge, based solely upon a review of copies of reports provided by those individuals to Windstream and written representations of those individuals that no other reports were required with respect to the year ended December 31, 2011, Windstream believes that all of the foregoing filing requirements applicable to its directors, executive officers, and greater-than-ten percent beneficial owners have been met.

ANNUAL REPORT

The 2011 Annual Report accompanies this proxy statement, which incorporates a copy of Windstream’s 2011 Form 10-K report, including the consolidated financial statements and the financial statement schedules thereto.

For stockholders who elect to receive proxy materials by mail and not electronic delivery, only one copy of this proxy statement, and the accompanying Annual Report, is being delivered to such stockholders who share an address, unless Windstream has received contrary instructions from one or more of the stockholders. Windstream will promptly deliver a separate copy of this proxy statement and the accompanying Annual Report to any stockholder at a shared address to which a single copy of those documents has been delivered by mail upon the written or oral request from that stockholder to Windstream at the address provided below or by calling (501) 748-7000. Any stockholder sharing a single copy of the proxy statement and Annual Report who wishes to receive a separate distribution by mail of Windstream’s proxy statement and Annual Report in the future and stockholders sharing an address and receiving by mail multiple copies of Windstream’s proxy statement and Annual Report who wish to share a single copy of those documents in the future should also notify Windstream at: Investor Relations, Windstream Corporation, 4001 Rodney Parham Road, Little Rock, Arkansas 72212.

AUDIT AND NON-AUDIT FEES

PricewaterhouseCoopers LLP (“PwC”) has been selected as Windstream’s independent auditors for 2012. Aggregate fees for professional services rendered by PwC for the years ended December 31, 2011 and 2010 were:

In thousands	2011	2010
Audit (a)	$2,902	$2,915
Audit-related (b)	103	200
Tax (c)	186	542
All other (d)	2	4

Total	$3,193	$3,661

(a)    Audit fees includes fees for the annual audit and quarterly reviews of the consolidated financial statements as well as attestation reports required by statute or regulation, comfort letters and consents in respect to Securities and Exchange Commission filings, and accounting and financial reporting consultations.

(b)    Audit-related fees are comprised of assurance and related services that are traditionally performed by the independent registered public accounting firm and are not reported under “Audit Fees”. The decrease in 2011 audit-related fees is primarily due to work performed in connection with the prior year acquisition of Q-Comm Corporation. Excluded from the 2011 and 2010 amounts are $29,000 and $25,000, respectively, paid by the Windstream Pension Plan Trust for the audit of the Windstream Pension Plan.

(c)    Tax fees are principally comprised of fees for tax consulting services provided by PwC. The decrease in 2011 tax fees is primarily due to work performed in connection with the prior year acquisitions of NuVox, Inc.; Iowa Telecom; Q-Comm Corporation; and Hosted Solutions, LLC.

(d)    All other fees are comprised of fees which cannot be associated with the categories previously noted.

In making its determination regarding the independence of PwC, the Audit Committee considered whether the provision of the services covered herein regarding “Audit-related fees”, “Tax fees” and “All other fees” was compatible with maintaining such independence. All services to be performed for Windstream by PwC must be pre-approved by the Audit Committee or a designated member of the Audit Committee pursuant to the Committee’s Pre-Approval Policies and Procedures. The Audit Committee’s pre-approval policy provides that Windstream may engage PwC for non-audit services (i) only if such services are not prohibited from being performed by PwC under the Sarbanes-Oxley Act of 2002 or any other applicable law or regulation and (ii) if such services are tax-related services, such services are one or more of the following tax-related services: tax return preparation and review; advice on income tax, tax accounting, sales/use tax, excise tax and other miscellaneous tax matters; tax advice and implementation assistance on restructurings, mergers and acquisition matters and other tax strategies. The pre-approval policy provides that the Audit Committee, or any individual member of the Audit Committee who has been designated with authority to pre-approve audit or non-audit services to be performed by PwC, must pre-approve the engagement of PwC to perform such non-audit services, and any request for approval for PwC to perform a permitted non-audit service must be accompanied by a discussion of the reasons why PwC should be engaged to perform the services instead of an alternative provider. None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

OTHER MATTERS

The management and the Board of Directors of Windstream do not know of any other matters that may come before the meeting. If any other matters properly come before the meeting, however, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on those matters.

Under Windstream’s Bylaws, nominations for director may be made only by the Board or by a Windstream stockholder who has delivered timely notice of such stockholder’s intent to make such nomination in writing to the Secretary of Windstream. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of Windstream (i) in the case of an annual meeting, not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is changed by more than 30 days from such anniversary date, notice by the stockholder must be received not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made, whichever occurs first, and (ii) in the case of a special meeting at which directors are to be elected, not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made, whichever occurs first.

The stockholder’s notice of nomination shall set forth: (1) as to each person whom the stockholder proposes to nominate for election as a director at such meeting all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended and such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (2) as to the stockholder and any “stockholder associated person” (as such phrase is defined below) giving the notice (A) the name and address, as they appear on the Windstream’s books, of such stockholder and any stockholder associated person, (B) the class and number of shares of Windstream which are beneficially owned by such stockholder and also which are owned of record by such stockholder, (C) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such stockholder or any such stockholder associated person with respect to any share of Windstream stock; and (3) as to the beneficial owner, if any, on whose behalf the nomination is made, (A) the name and address of such person, (B) the class and number of shares of Windstream which are beneficially owned by such person, (C) a representation that the stockholder is a holder of record of stock of Windstream entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, and (D) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Windstream’s outstanding capital stock required to elect the nominee and/or (ii) otherwise to solicit proxies from stockholders in support of such nomination. A stockholder associated person means, with respect to a stockholder, (1) any person directly or indirectly controlling, controlled by or under common control with, or directly or indirectly acting in concert with, such stockholder and (2) any beneficial owner of shares of Windstream stock owned of record or otherwise by such stockholder

The Bylaws also provide that no other business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Board or by a Windstream stockholder entitled to vote who has delivered timely notice to Windstream. These requirements apply to any matter that a Windstream stockholder wishes to raise at an annual meeting other than in accordance with the procedures in SEC Rule 14a-8. For business to be properly brought before an annual meeting, such proposed business must constitute a proper matter for stockholder action. For a stockholder to provide timely notice of a proposed action, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of Windstream, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting of stockholders is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which notice of the date of the annual meeting was mailed or public announcement of such date was made, whichever occurs first.

A stockholder’s notice of proposed business (other than director nominations) must set forth as to each matter the stockholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting and the text of the proposal or business, (2) the reason for conducting such business and any material interest of the stockholder and any stockholder associated person, individually or in the aggregate, including any anticipated benefit to the stockholder or stockholder associated person, (3) the name and address, as they appear on Windstream’s books, of the stockholder proposing such business and of any stockholder associated person, (4) the class and number of shares of Windstream Common Stock which are beneficially owned by the stockholder and by any stockholder associated person, (5) a representation that the stockholder is a holder of record of Common Stock of Windstream entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business, (6) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Windstream’s outstanding capital stock required to approve or adopt the proposal and/or (b) otherwise to solicit proxies from stockholders in support of such proposal, and (7) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such stockholder or any such stockholder associated person with respect to any share of Windstream stock.

All notices of stockholder nominations for director or other proposed business must be delivered in writing to the Corporate Secretary of Windstream at the principal executive offices of Windstream at 4001 Rodney Parham Road, Little Rock, Arkansas 72212.

Windstream will bear the cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited by officers, directors, and employees of Windstream, personally or by telephone or electronic means. In the event the management of Windstream deems it advisable, Windstream may engage the services of an independent proxy solicitation firm to aid in the solicitation of proxies. The fees paid by Windstream, in the event of such an engagement, likely would not exceed $20,000. Windstream will pay persons holding stock in their names or those of their nominees for their expenses in sending soliciting material to their principals in accordance with applicable regulations.

The material referred to in this proxy statement under the caption “Audit Committee Report” shall not be deemed soliciting material or otherwise deemed filed and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933 or the Securities Exchange Act of 1934.

IT IS IMPORTANT THAT ALL SHARES BE VOTED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO VOTE AS SOON AS POSSIBLE ON THE INTERNET, BY TELEPHONE, OR BY MAIL.

Dated: March 27, 2012	By Order of the Board of Directors,
John P. Fletcher,
Secretary

APPENDIX A

WINDSTREAM CORPORATION

PERFORMANCE INCENTIVE COMPENSATION PLAN

I. PURPOSE

The purpose of the Windstream Corporation Performance Incentive Compensation Plan (the “Plan”) is to advance the interests of Windstream Corporation (the “Company”) by strengthening, through the payment of incentive awards, the linkage between executives of the Company and stockholders of the Company, the decision-making focus of executives of the Company upon improving stockholder wealth, and the ability of the Company to attract and retain those key employees upon whose judgment, initiative, and efforts the successful growth and profitability of the Company depends.

II. DEFINITIONS

a. “Award” shall mean a cash award granted under the Plan to a Participant by the Committee pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee may establish.

b. “Beneficiary” shall mean the beneficiary or beneficiaries designated in accordance with Section XII to receive any amount payable under the Plan after the death of a Participant.

c. “Board” shall mean the Board of Directors of the Company.

d. “CEO” shall mean the Chief Executive Officer of the Company.

e. “Code” shall mean the Internal Revenue Code of 1986, as amended.

f. “Committee” shall mean the Compensation Committee of the Board (or subcommittee thereof), consisting of not less than two Board members each of whom shall be (i) a “non-employee director” as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and (ii) an “outside director” as defined in the regulations under Section 162(m) of the Code.

g. “Company” shall mean Windstream Corporation, a Delaware corporation, its successors and survivors resulting from any merger or acquisition of Windstream Corporation with or by any other corporation or other entity or enterprise.

h. “Covered Employee” shall mean a Participant who the Committee deems likely to have compensation for the Plan Year which would be non-deductible by the Company under Section 162(m) of the Code if the Company did not comply with the provisions of Section 162(m) of the Code and the regulations thereunder with respect to such compensation.

i. “Disability” shall mean incapacity resulting in the Participant’s being unable to engage in gainful employment at his usual occupation by reason of any medically demonstrable physical or mental condition, excluding, however, incapacity contracted, suffered or incurred while the Participant was engaged in, or which resulted from having engaged in, a felonious enterprise; incapacity resulting from or consisting of chronic alcoholism or addiction to drugs or abuse; and incapacity resulting from an intentionally self-inflicted injury or illness.

j. “Eligible Employee” shall mean any officer or key management employee of the Company or a Subsidiary who is a regular full-time employee of the Company or a Subsidiary. A director of the Company or a Subsidiary is not an Eligible Employee unless he is also a regular full-time salaried employee of the Company or a Subsidiary. A “full-time” employee means any employee who is customarily employed more than 20 hours per week and at least six months per year.

k. “Participant” shall mean any Eligible Employee who is approved by the Committee for participation in the Plan for the Plan Year with respect to which an Award may be made and which has not been paid, forfeited or otherwise terminated or satisfied under the Plan.

l. “Payout Formula” shall mean the formula established by the Committee for determining Awards for a Plan Year based on the level of achievement of the Performance Objectives for the Plan Year.

m. “Performance Objectives” means the measurable performance objective or objectives established pursuant to the Plan for Participants. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region or function within the Company or Subsidiary in which the Participant is employed. The Performance Objectives may be made relative to the performance of other corporations. The Performance Objectives applicable to any Award to a Covered Employee that is intended to qualify for the performance-based compensation exception to Section 162(m) of the Code shall be based on specified levels of growth in one or more of the following criteria: revenues, weighted average revenue per unit, earnings from operations, operating income, earnings before or after interest and taxes, operating income before or after interest and taxes, net income, cash flow, earnings per share, debt to capital ratio, economic value added, return on total capital, return on invested capital, return on equity, return on assets, total return to stockholders, earnings before or after interest, taxes, depreciation, amortization or extraordinary or special items, operating income before or after interest, taxes, depreciation, amortization or extraordinary or special items, return on investment, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, cash flow in excess of cost of capital, operating margin, profit margin, contribution margin, stock price and/or strategic business criteria consisting of one or more objectives based on meeting specified product development, strategic partnering, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, gross or net additional customers, average customer life, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures. Performance Objectives may be stated as a combination of the listed factors.

n. “Plan” shall mean the Windstream Corporation Performance Incentive Compensation Plan, as set forth in this instrument, as amended from time to time.

o. “Plan Year” shall mean the Company’s fiscal year for tax and financial reporting purposes, or such other period as determined by the Committee in its discretion, to be used to measure actual performance against Performance Objectives and to determine the amount of Awards for Participants.

p. “Retirement” shall mean the Participant’s termination of employment with the Company and/or all Subsidiaries for any reason other than death after either: (i) attaining age fifty-five and completing twenty (20) or more “Vesting Years of Service”; (ii) attaining age sixty (60) and completing fifteen (15) or more “Vesting Years of Service”; or (iii) satisfying the conditions specified for eligibility for “retirement” under a written employment contract between the Participant and the Company and/or a Subsidiary. For purposes of the immediately preceding sentence, “Vesting Years of Service” shall have the meaning given it under the terms of the Windstream Pension Plan.

q. “Subsidiary” shall mean a corporation of which fifty percent (50%) or more of the issued and outstanding voting stock is owned (directly or indirectly) by the Company.

III. ADMINISTRATION

a. Administration of the Plan shall be by the Committee, which shall, in applying and interpreting the provisions of the Plan, have full power and authority to construe, interpret and carry out the provisions of the Plan. All decisions, interpretations and actions of the Committee under the Plan shall be at the Committee’s sole and absolute discretion and shall be final, conclusive and binding upon all parties. The generality of the provisions of the immediately preceding sentence shall not be deemed to be limited by any reference to the Committee’s discretion in any other provision of the Plan. The Committee may delegate to the CEO or other officers, subject to such terms as the Committee shall determine, authority to perform certain functions, including administrative functions, except that the Committee shall retain exclusive authority to determine matters relating to Awards to the CEO and other individuals who are Covered Employees. In the event of such delegation, all references to the Committee in this Plan shall be deemed references to such officers as it relates to those aspects of the Plan that have been delegated.

b. No member of the Committee shall be jointly or severally liable by reason of any contract or other instrument executed by him or on his behalf in his capacity as a member of the Committee, nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other officer, employee and director of the Company to whom any duty or act relating to the administration of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of the claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan, unless arising out of such person’s or persons’ own fraud or bad faith.

c. The existence of this Plan or any Award or other right granted hereunder will not affect the authority of the Company or the Committee to take any other action, including in respect of the grant or award of any annual or long-term bonus or other right or benefit, whether or not authorized by this Plan, subject only to limitations imposed by applicable law.

IV. ELIGIBILITY FOR PARTICIPATION

a. As soon as practicable after the beginning of each Plan Year, the Committee shall designate those Eligible Employees who shall participate in the Plan for the current Plan Year (or, if a person becomes an Eligible Employee after the beginning of the Plan Year, he shall be designated as a Participant as soon as practicable after he becomes an Eligible Employee). In determining which Eligible Employees shall participate for any given Plan Year, the Committee shall consider the recommendations of the CEO. Each Eligible Employee shall be notified of his participation in the Plan as soon as practicable after approval of his participation for any Plan Year (or portion thereof) for which his participation has been approved. An Eligible Employee who is a Participant for a given Plan Year is neither guaranteed nor assured of being selected for participation in any subsequent Plan Year.

b. Notwithstanding anything contained in Section IV(a) to the contrary, individuals who are Covered Employees shall be designated by the Committee to participate in the Plan no later than 90 days following the beginning of the Plan Year or before 25% of the Plan Year has elapsed, whichever is earlier.

V. DETERMINATION OF AWARDS

a. The Committee shall establish the Performance Objectives and Payout Formulas for each Participant during the first quarter of each Plan Year and notify each Participant in writing of his or her Payout Formulas and Performance Objectives. In determining the applicable Payout Formulas or Performance Objectives other than for the CEO, the Committee shall consider the recommendations of the CEO. The Performance Objectives and Payout Formulas established by the Committee need not be uniform with respect to any or all Participants. The Committee may also make Awards to newly hired or newly promoted executives without compliance with such timing and other limitations as provided herein, which Awards may be based on performance during less than the full Plan Year and may be pro-rated in the discretion of the Committee.

b. Participants must achieve the Performance Objectives established by the Committee in order to receive an Award under the Plan. However, the Committee may determine that only the threshold level relating to a

Performance Objective must be achieved for Awards to be paid under the Plan. Similarly, the Committee may establish a minimum threshold performance level, a maximum performance level, and one or more intermediate performance levels or ranges, with target award levels or ranges that will correspond to the respective performance levels or ranges included in the Payout Formula.

c. The Committee may establish multiple Performance Objectives with respect to a single Participant. If more than one Performance Objective is selected by the Committee for a Plan Year, the Performance Objectives will be weighted by the Committee to reflect their relative importance to the Company in the applicable Plan Year. If the Committee establishes a threshold level of achievement with respect to multiple Performance Objectives, Awards will be paid under the Plan upon achievement of threshold levels of one or more of the specified Performance Objectives.

d. The Committee may in its sole discretion modify such Payout Formulas, Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable (i) to reflect a change in the business, operations, corporate structure or capital structure of the Company or its Subsidiaries, the manner in which it conducts its business, or other events or circumstances or (ii) in the event that a Participant’s responsibilities materially change during a Plan Year or the Participant is transferred to a position that is not designated or eligible to participate in the Plan.

e. Notwithstanding anything contained in this Section V to the contrary, the Committee shall establish the Performance Objectives (including the relative weight of multiple Performance Objectives) and Payout Formulas for each Covered Employee not later than 90 days following the beginning of the Plan Year or before 25% of the Plan Year has elapsed, whichever is earlier. Furthermore, the Committee shall not modify the Performance Objectives (including the relative weight of multiple Performance Objectives) and Payout Formulas applicable to a Covered Employee to the extent that such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code.

f. Notwithstanding any other provision of the Plan to the contrary, in no event shall an Award paid to any Participant for a Plan Year exceed $7,000,000.

VI. CERTIFICATION OF ACHIEVEMENT

a. Promptly following the end of each Plan Year, the Committee shall meet to certify achievement of the Performance Objectives for the applicable Plan Year and, if such Performance Objectives have been achieved, to review management recommendations and approve actual Awards under the Plan pursuant to the applicable Payout Formulas. Such certification of achievement of the Performance Objectives of a Covered Employee shall be documented in writing (and otherwise conform to the requirements of applicable regulations under Section 162(m) of the Code) prior to the payout of such Award to a Covered Employee.

b. If a Participant’s employment with the Company and its Subsidiaries is terminated before the last day of a Plan Year due to Disability, death, or Retirement, the Participant’s Award shall be pro-rated on the basis of the ratio of the number of days of participation during the Plan Year to which the Award relates to the aggregate number of days in such Plan Year. If a Participant’s employment with the Company and its Subsidiaries is terminated before the last day of a Plan Year for any other reason, then, unless otherwise determined by the Committee, such Participant shall become ineligible to participate in the Plan and shall not receive payment of any Award for any Plan Year that has not ended prior to the Participant’s termination of employment.

c. Notwithstanding any contrary provision of this Plan, the Committee in its sole discretion may (i) eliminate or reduce the amount of any Award payable to any Participant below that which otherwise would be payable under the Payout Formula, and (ii) except in the case of a Covered Employee, increase the amount of any Award payable to any Participant above that which otherwise would be payable under the Payout Formula to recognize a Participant’s individual performance or in other circumstances deemed appropriate by the Committee.

VII. PAYMENT OF AWARDS

Subject to Section VI hereof, Awards for any Plan Year shall be paid after the end of that Plan Year, but in no event later than March 15 of the calendar year immediately following the end of that Plan Year.

VIII. AMENDMENT AND TERMINATION OF PLAN

a. The Board reserves the right, at any time, to amend, suspend or terminate the Plan, in whole or in part, in any manner, and for any reason, and without the consent of any Participant, Eligible Employee or Beneficiary or other person; provided, that no such amendment, suspension or termination shall adversely affect the payment of any amount for a Plan Year ending prior to the action of the Board amending, suspending or terminating the Plan.

b. It is the intention of the Company that the Plan qualify for the performance-based compensation exception of Section 162(m) of the Code and the short-term deferral exception of Section 409A of the Code. The Plan and any Awards hereunder shall be administrated in a manner consistent with this intent, and any provision that would cause the Plan or any Awards hereunder to fail to satisfy either such exception shall have no force and effect until amended to so comply (which amendment may be retroactive and may be made by the Company without the consent of any Participant, Eligible Employee or Beneficiary or other person).

IX. GOVERNING LAW

The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Delaware.

X. MISCELLANEOUS PROVISIONS

Nothing contained in the Plan shall give any employee the right to be retained in the employment of the Company or a Subsidiary or affect the right of the Company or a Subsidiary to dismiss any employee. The Plan shall not constitute a contract between the Company or a Subsidiary and any employee. No Participant shall receive any right to be granted an Award hereunder. No Award shall be considered as compensation under any employee benefit plan of the Company or a Subsidiary, except as may be otherwise provided in such employee benefit plan. No reference in the Plan to any other plan or program maintained by the Company shall be deemed to give any Participant or other person a right to benefits under such other plan or program. The Company and its Subsidiaries shall have the right to deduct from all payments made to any person under the Plan any federal, state, local, foreign or other taxes which, in the opinion of the Company and its Subsidiaries are required to be withheld with respect to such payments. Notwithstanding any other provision of the Plan, any payment made to a Participant pursuant to the Plan may be subject to repayment to the Company pursuant to any compensation recovery policy that may be maintained by the Company (including a compensation recovery policy adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act) or applicable law.

XI. NO ALIENATION OF BENEFITS

Except insofar as may otherwise be required by law, no amount payable at any time under the Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, nor in any manner be subject to the debts or liabilities of a Participant or Beneficiary, and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, shall be void.

XII. DESIGNATION OF BENEFICIARIES

a. Each Participant shall file with the Company a written designation of one or more persons as the Beneficiary who shall be entitled to receive any Award payable under the Plan after his death. A Participant may from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Company.

b. The last such designation received by the Company shall be controlling; except that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Participant’s death, and in no event shall it be effective as of the date prior to such receipt.

c. If no designation is in effect at the time of a Participant’s death, or if no designated Beneficiary survives the Participant, or if such designation, in the Company’s discretion, conflicts with applicable law, the Participant’s estate shall be deemed to have been designated his Beneficiary and shall receive any Award payable under the Plan after his death.

XIII. PAYMENTS TO PERSON OTHER THAN PARTICIPANT

If the Committee shall find that a Participant or his Beneficiary to whom an Award is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due him or his estate (unless a prior claim therefore has been made by a duly appointed representative) may, if the Committee so directs, be paid to his spouse, child, a relative, an institution maintaining custody of such person or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Plan, the Company and the Committee therefore.

XIV. NO RIGHT, TITLE OR INTEREST IN COMPANY’S ASSETS

No Participant or Beneficiary shall have any right, title or interest whatsoever in or to any investments which the Company or a Subsidiary may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create, or be construed to create, a trust of any kind, or fiduciary relationship between the Company or a Subsidiary and any Participant or Beneficiary or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such rights shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company, and no special or separate funds shall be established, and no segregation of assets shall be made, to assure payment thereof.

XV. SUCCESSORS

The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume this Plan. This Plan shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Plan), and the heirs, beneficiaries, executors and administrators of each Participant.

Electronic Voting Instructions Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of
the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 9, 2012.

Vote by Internet • Go to www.envisionreports.com/WIN • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	Ê
01 - Carol B. Armitage	☐	☐	☐	02 - Samuel E. Beall, III	☐	☐	☐	03 - Dennis E. Foster	☐	☐	☐

04 - Francis X. Frantz	☐	☐	☐	05 - Jeffery R. Gardner	☐	☐	☐	06 - Jeffrey T. Hinson	☐	☐	☐

07 - Judy K. Jones	☐	☐	☐	08 - William A. Montgomery	☐	☐	☐	09 - Alan L. Wells	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. To approve Windstream’s Performance Incentive Compensation Plan	☐	☐	☐	3. To vote on an advisory (non-binding) resolution on executive compensation	☐	☐	☐

4. To ratify the appointment of PricewaterhouseCoopers LLP as Windstream’s independent registered public accountant for 2012	☐	☐	☐

B	Stockholder Proposals — The Board of Directors recommends a vote AGAINST Proposals 5 and 6.

	For	Against	Abstain		For	Against	Abstain

5. Stockholder Proposal – Ban on Accelerated Vesting of Restricted Stock	☐	☐	☐	6. Stockholder Proposal – Transparency and accountability in corporate spending on political activities	☐	☐	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD.

Receive Proxy Materials Electronically

Your email address can now help save the environment. Vote online and register for electronic communications with the eTree ® program and we’ll have a tree planted on your behalf. Electronic delivery saves Windstream a significant portion of the costs associated with printing and mailing annual meeting materials, and Windstream encourages stockholders to take advantage of the 24/7 access, quick delivery and reduced mail volume they will gain by consenting to electronic delivery. If you consent to electronic delivery of meeting materials, you will receive an e-mail with links to all annual meeting materials and to the online proxy voting site for every annual meeting. To sign up for electronic delivery and have a tree planted on your behalf, please provide your email address while voting online, or register at www.eTree.com/windstream.

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

Proxy — Windstream Corporation	+

Notice of 2012 Annual Meeting of Stockholders

Wednesday, May 9, 2012

11:00 a.m. local time

The Capital Hotel

111 West Markham Street

Little Rock, Arkansas 72201

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on May 9, 2012.

The undersigned hereby appoints Jeffery R. Gardner, Anthony W. Thomas and John P. Fletcher, or either of them, with full power of substitution, as proxies and attorneys-in-fact with the power of substitution to represent the undersigned and to vote all of the undersigned’s shares of voting stock at the Annual Meeting of Stockholders on May 9, 2012, and at any postponements or adjournments thereof, in accordance with and as more fully described in the Notice of 2012 Annual Meeting of Stockholders and the Proxy Statement, receipt of which is acknowledged. You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

This proxy, when properly executed, will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted “FOR” Proposals 1, 2, 3 and 4 and “AGAINST” Proposals 5 and 6.

D	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

■	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD.	+